Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

among

KERRY HOLDING CO., AS THE BUYER,

GREEN PLAINS II LLC, AS THE SELLER,

FLEISCHMANN’S VINEGAR COMPANY, INC., AS THE COMPANY,

AND, SOLELY FOR PURPOSES OF SECTION 11.17,

GREEN PLAINS INC., AS THE GUARANTOR

Dated as of October 23, 2018

4.20 Insurance	25
4.21 Customers and Suppliers	26
4.22 Product Warranty	26
4.23 Inventories	26
4.24 Accounts Receivable	26
4.25 Anti-Corruption, Imports and Exports	27
4.26 Pathogens	27
4.27 Diacetyl	27
4.28 NO OTHER REPRESENTATIONS OR WARRANTIES	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	28

5.01 Organization and Power	28
5.02 Authorization; Valid and Binding Agreement	28
5.03 No Breach	28
5.04 Litigation	29
5.05 Funds Availability	29
5.06 Investment Representations	29
5.07 Acknowledgments by Buyer	29
5.08 NO OTHER REPRESENTATIONS OR WARRANTIES	30

ARTICLE VI PRE-CLOSING COVENANTS	30

6.01 Conduct of the Business	30
6.02 Access to Books and Records	33
6.03 Confidentiality	34
6.04 Notification of Certain Matters	34
6.05 Efforts; Regulatory and Other Authorizations	34
6.06 Exclusivity	36
6.07 Supplement to Disclosure Schedule	36
6.08 Transfer of Licenses	36

ARTICLE VII ADDITIONAL AGREEMENTS	37

7.01 Director and Officer Liability and Indemnification	37
7.02 Tax Matters	37
7.03 Employee Benefits	39
7.04 Termination of Plans	40
7.05 Further Assurances	42
7.06 Restrictive Covenants	42
7.07 Release	44

ARTICLE VIII TERMINATION	44

8.01 Termination	44
8.02 Effect of Termination	45

ii

ARTICLE IX SURVIVAL; INDEMNIFICATION	45

9.01 Survival	45
9.02 Indemnification by Seller	46
9.03 Indemnification by Buyer	46
9.04 Limitations	47
9.05 Notice of Claim	47
9.06 Right to Contest Claims of Third Persons	48
9.07 Indemnity Escrow Fund	50
9.08 Exceptions to Limitations on Indemnification	50
9.09 Tax Treatment of Indemnification Payments	50

ARTICLE X DEFINITIONS	50

10.01 Definitions	50
10.02 Cross-Reference of Other Definitions	57

ARTICLE XI MISCELLANEOUS	58

11.01 Press Releases and Communications	58
11.02 Expenses	59
11.03 Notices	59
11.04 Assignment	60
11.05 Severability	60
11.06 References	60
11.07 No Strict Construction	61
11.08 Amendment and Waiver	61
11.09 Complete Agreement	61
11.10 Counterparts	61
11.11 Waiver of Jury Trial	61
11.12 Specific Performance	61
11.13 Governing Law; Consent to Jurisdiction	62
11.14 Legal Representation	62
11.15 No Third-Party Beneficiaries	63
11.16 Non-Recourse	63
11.17 Guarantee	64

Exhibits

Exhibit A:	Escrow Agreement
Exhibit B:	Transition Services Agreement
Exhibit C:	Accounting Practices and Procedures; Sample Calculation of Net Working Capital

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 23, 2018, is made by and among Green Plains II LLC, a Delaware limited liability company (the “Seller”), Kerry Holding Co., a Delaware corporation (“Buyer”), Fleischmann’s Vinegar Company, Inc., a Delaware corporation (the “Company”), and Green Plains Inc., an Iowa corporation (the “Guarantor”). Capitalized terms not otherwise defined have the meanings given in Article X.

RECITALS

A.	Seller owns all of the issued and outstanding capital stock of the Company, which consists of 100 shares of common stock, par value $0.001 per share, of the Company (the “Shares”).

B.

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01    Purchase and Sale of Shares. Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares free and clear of all Liens (other than restrictions on transfer generally arising pursuant to applicable securities laws). The purchase price to be paid at the Closing by Buyer to Seller for the Shares shall be an amount equal to the Estimated Purchase Price, and shall be subject to adjustment as provided herein.

1.02    Closing Payment Certificate; Debt Payoff Letters; Transaction Expense Payoff Instructions.

(a)    At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Closing Payment Certificate”) setting forth (i) its good faith estimate of Cash on Hand (such estimate is referred to as the “Estimated Cash on Hand”), (ii) its good faith estimate of the Net Working Capital Amount (such estimate is referred to as the “Estimated Net Working Capital Amount”), (iii) its good faith estimate of Closing Indebtedness (such estimate is referred to as the “Estimated Closing Indebtedness”), (iv) its calculation of the Estimated Purchase Price and (v) wire instructions for the accounts designated by Seller to which funds are to be wired at the Closing pursuant to Sections 1.03(b)(i) and 1.03(b)(iv), in each case together with reasonable supporting information used by the Company in the preparation of such estimates, which calculations shall be prepared in accordance with GAAP and, where applicable, the Accounting Practices and Procedures, provided, that to the extent there is any inconsistency between such GAAP methodology and the Accounting Practices and Procedures, the GAAP methodology shall supersede and be the basis on which such amounts are calculated. After delivery of the Closing Payment Certificate, Buyer and its accountants shall be permitted reasonable access during normal business hours and upon reasonable advance notice to review the Company’s financial and other relevant books and records and any work papers (including any work papers of their respective accountants) related to the preparation of the Closing Payment Certificate. Buyer and its accountants may make reasonable inquiries of Seller, the Company and their respective accountants and applicable employees regarding questions concerning or disagreements with the Closing Payment Certificate arising in the course of their review thereof, and Seller shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause any such accountants and employees during normal business hours to reasonably cooperate with and respond to such reasonable inquiries as promptly as practicable. Buyer shall be entitled to submit comments to the Closing Payment Certificate to the Company. The Company shall consider in good faith modifying the Closing Payment Certificate to address any such comments and shall revise the Closing Payment Certificate prior to the Closing to reflect such comments if the Company determines in good faith to modify the Closing Payment Certificate to account for Buyer’s comments thereto. No comment delivered by Buyer, or Buyer’s failure to deliver any comments, shall be deemed to constitute any waiver or release of any of Buyer’s rights under this Agreement, including under Section 1.04.

(b)    At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer (i) copies of payoff letters, in form and substance reasonably acceptable to Buyer, with respect to all Estimated Closing Indebtedness (not including Seller’s parent company debt that the Company has guaranteed), and the payment of all amounts payable under such payoff letters shall discharge fully the then outstanding balance, including all accrued and unpaid interest thereon and any other fees, costs and expenses payable to the holders in connection therewith, of such obligations, and (ii) copies of releases, in form and substance reasonably acceptable to Buyer, of all Liens and other security over the Shares and the Company’s and its Subsidiaries’ properties and assets securing all such obligations.

(c)    At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer documentation, in form and substance reasonably acceptable to Buyer, setting forth an itemized list and amounts of all Transaction Expenses, including the identity of each payee, amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices for all services rendered to the Company and its Subsidiaries (collectively, the “Transaction Expense Payoff Instructions”).

1.03    The Closing; Payment for Shares, Transaction Expenses and Indebtedness.

(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, 1811 Aksarben Dr. Omaha NE 68106, on the second Business Day following the satisfaction or waiver of all of the closing conditions set forth in Article II (other than those to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing shall occur is referred to herein as the “Closing Date”. Upon the occurrence of the Closing, the transactions contemplated by this Agreement shall be considered effective as of 11:59 p.m. (Omaha time) on the Closing Date (the “Effective Time”). In lieu of requiring the parties’ physical presence for the Closing, the parties may close the transactions contemplated by this Agreement via portable document format (pdf), email, facsimile or any combination thereof, with executed originals of this Agreement and the Ancillary Agreements to be sent to the applicable party or its counsel, if requested, following the Closing.

(b)    Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing:

(i)    Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account designated by Seller prior to the Closing in the Closing Payment Certificate, an amount equal to the Estimated Purchase Price less the amount of the Escrow Funds;

(ii)    Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to the account designated by the Escrow Agent to Buyer in writing at least three (3) Business Days prior to the Closing Date, an amount equal to the Escrow Funds, to be held in escrow pursuant to the terms of the Escrow Agreement, in the case of the Indemnity Escrow Fund to satisfy any claims by any Buyer Indemnified Person for indemnification pursuant to Article IX and any claim by Buyer under Section 1.04(c);

(iii)    Seller shall pay, on behalf of Seller and the Company, the Transaction Expenses by wire transfer of immediately available funds to the accounts specified in the Transaction Expense Payoff Instructions;

(iv)    Buyer shall pay, or cause to be paid, on behalf of Seller and the Company, the Estimated Closing Indebtedness by wire transfer of immediately available funds to accounts specified by Seller prior to the Closing in the Closing Payment Certificate;

(v)    Seller and the Company shall make the following deliveries to Buyer:

(A)    with respect to the Shares, stock certificates representing all of the Shares, which certificates shall be duly endorsed to Buyer or accompanied by stock powers duly executed to Buyer, in form and substance reasonably acceptable to Buyer;

(B)    an escrow agreement, substantially in the form of Exhibit A (the “Escrow Agreement”), duly executed by Seller and the Escrow Agent;

(C)    a certificate of Seller and the Company, dated as of the Closing Date, stating that the conditions specified in Sections 2.01(a), 2.01(b), 2.01(e) and 2.01(f) have been satisfied;

(D)    a certified copy of the Company’s and each of its Subsidiaries’ certificate of incorporation and bylaws (or similar organizational documents) and a certificate of good standing for the Company and each of its Subsidiaries dated as of the Closing Date;

(E)    certified copies of the resolutions duly adopted by the boards of directors of the Company and Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Company or Seller (as applicable) is a party, and the consummation of the transactions contemplated hereby and thereby;

(F)    a certificate of non-foreign status from Seller in accordance with Treasury Regulation Section 1.1445-2(b), dated as of the Closing Date, and in form and substance reasonably acceptable to Buyer;

(G)    a properly executed IRS Form W-9 from Seller and each payee of Closing Indebtedness;

(H)    written evidence indicating that the Company and its Subsidiaries have been discharged from any and all obligations pursuant to the Credit Facility and that all Liens on the capital stock or other equity interests and any properties or assets of the Company or any of its Subsidiaries securing the Credit Facility have been released from and after the Closing;

(I)    all book, records and files in the possession of Seller and its Affiliates relating to the business of the Company and its Subsidiaries to the extent not in the possession of the Company or its Subsidiaries;

(J)    the written resignations and releases of each director and officer of the Company and its Subsidiaries, in form and substance reasonably acceptable to Buyer, subject to and effective upon the Closing;

(K)    with respect to the Leased Real Property, estoppel certificates from the landlord under each such lease, dated no more than thirty (30) days prior to Closing, in form and substance reasonably acceptable to Buyer;

(L)    with respect to the Leased Real Property, and where required pursuant to the terms of the underlying lease, the written consent of the landlord under each such lease to the consummation of the transactions required by this Agreement, in form and substance reasonably acceptable to Buyer;

(M)    all written consents and waivers to the transactions contemplated by this Agreement and the Ancillary Agreement from counterparties to those Contracts and from Governmental Authorities with respect to those Licenses listed on Schedule 1.03(b)(v)(M), in form and substance reasonably acceptable to Buyer;

(N)    a transition services agreement, substantially in the form of Exhibit B (the “Transition Services Agreement”), duly executed by Guarantor and the Company;

(O)    evidence reasonably acceptable to Buyer of (A) the amendment of the Seller 401(k) Plan pursuant to Section 7.04(c) and (B) the termination of all Company Non-Union Plans effective as of the day immediately preceding the Closing Date, and payment in full of all costs and expenses of Seller and the Company related to such terminations; and

(vi)    Buyer shall make the following deliveries to Seller and the Company:

(A)    the Escrow Agreement, duly executed by Buyer;

(B)    a certificate of Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 2.02(a), (b), and (d) have been satisfied; and

(C)    certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby.

1.04    Calculation of Final Purchase Price.

(a)    Determination. Within sixty (60) days after the Closing Date, Buyer will deliver to Seller a reasonably detailed statement (the “Closing Statement”) setting forth Buyer’s calculations of Cash on Hand, the Net Working Capital Amount and Closing Indebtedness. Solely in connection with the preparation of the Closing Statement, Buyer agrees that it shall not, and shall cause the Company not to, take any actions with respect to the accounting books and records of the Company and its Subsidiaries on which the Closing Statement is to be based that are not consistent with GAAP. After delivery of the Closing Statement, Seller and its accountants shall be permitted reasonable access during normal business hours and upon reasonable advance notice to review the Company’s financial and other relevant books and records and any work papers (including any work papers of their respective accountants) related to the preparation of the Closing Statement. Seller and its accountants may make reasonable inquiries of Buyer, the Company and their respective accountants and applicable employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause any such accountants and employees during normal business hours to reasonably cooperate with and respond to such reasonable inquiries as promptly as practicable. If Seller has any objections to the Closing Statement as a result of Buyer’s calculations or the components thereof not being in accordance with this Agreement or as having computational errors, Seller shall deliver to Buyer a written statement setting forth in reasonable detail the items in dispute, the amount thereof in dispute and the basis for its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within thirty (30) days after delivery of the Closing Statement, the Closing Statement shall be final, binding, indisputable and non-appealable by the parties hereto. Any component of the Closing Statement not covered by the Objection Statement shall be final, binding, indisputable and non-appealable by the parties. Seller and Buyer shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement (or if either party ceases to act in good faith during such thirty (30) day period), Seller and Buyer shall submit such dispute to Deloitte or, if Deloitte is not available or refuses to act as independent accountant, another independent nationally recognized accounting firm of similar standing mutually acceptable to Buyer and Seller (the “Accounting Referee”). Seller and Buyer shall cooperate in good faith to promptly engage the Accounting Referee pursuant to an engagement letter that requires the Accounting Referee to make all determinations in accordance with GAAP and, where applicable, the Accounting Practices and Procedures; provided, however that if the Accounting Referee determines that the Accounting Practices and Procedures are not in compliance with GAAP, then the GAAP methodology shall supersede and be the basis on which each component of the Objections Statement is calculated. If any dispute is submitted to the Accounting Referee, each party will promptly upon request, furnish to the Accounting Referee such work papers and other documents and information relating to the disputed issues as the Accounting Referee may reasonably request and are available to that party or its accountants (including information of the Company) and otherwise cooperate fully with the Accounting Referee’s review of the dispute, and each party shall be afforded the opportunity to present the Accounting Referee (with a copy concurrently delivered to the other party) material relating to the determination and to discuss the determination with the Accounting Referee. The Accounting Referee shall resolve only those matters set forth in such Objections Statement that remain in dispute after the 30-day resolution period. With respect to any disputed item, the Accounting Referee shall only be permitted to select as a resolution the position of either Buyer or Seller. It is the intent of Buyer, Seller and the Company that the process set forth in this Section 1.04 and the activities of the Accounting Referee in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Seller and Buyer shall use their commercially reasonable efforts to cause the Accounting Referee to resolve all such disagreements as soon as practicable but in no event later than thirty (30) days after submission of the disputed issues to the Accounting Referee. The resolution of the dispute by the Accounting Referee shall be final, binding, indisputable and non-appealable on the parties hereto. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Accounting Referee shall be allocated to be paid by Buyer, on the one hand, and/or Seller, on the other hand, based upon the percentage which the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party, as determined by the Accounting Referee. For example, if Buyer claims that the Net Working Capital Amount is $10,000 less than the Estimated Net Working Capital Amount determined by the Company, and Seller contests only $5,000 of the amount claimed by Buyer, and if the Accounting Referee ultimately resolves the dispute by awarding Buyer $3,000 of the $5,000 contested, then the cost of such review and report will be allocated 60% (i.e., 3,000 ÷ 5,000) to Seller and 40% (i.e., 2,000 ÷ 5,000) to Buyer.

(b)    Adjustments.

(i)    Cash On Hand Adjustment. If the Cash on Hand as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Cash on Hand, such excess shall result in an increase in the Estimated Purchase Price in accordance with Section 1.04(c). If the Cash on Hand as finally determined pursuant to Section 1.04(a) above is less than the Estimated Cash on Hand, such shortfall shall result in a decrease in the Estimated Purchase Price in accordance with Section 1.04(c).

(ii)    Net Working Capital Adjustment. If the Net Working Capital Amount as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Net Working Capital Amount, such excess shall result in an increase in the Estimated Purchase Price in accordance with Section 1.04(c). If the Net Working Capital Amount as finally determined pursuant to Section 1.04(a) above is less than the Estimated Net Working Capital Amount, such shortfall shall result in a decrease in the Estimated Purchase Price in accordance with Section 1.04(c).

(iii)    Closing Indebtedness Adjustment. If the Closing Indebtedness as finally determined pursuant to Section 1.04(a) above is less than the Estimated Closing Indebtedness, such shortfall shall result in an increase in the Estimated Purchase Price in accordance with Section 1.04(c). If the Closing Indebtedness as finally determined pursuant to Section 1.04(a) above is greater than the Estimated Closing Indebtedness, such excess shall result in a decrease in the Estimated Purchase Price in accordance with Section 1.04(c).

(c)    Final Adjustment Amount. Without duplication, all amounts calculated pursuant to Section 1.04(b) shall be aggregated, and the net amount (if any) by which the Estimated Purchase Price is increased, on the one hand, or decreased, on the other hand, is referred to as the “Final Adjustment Amount.” If the net effect pursuant to this Section 1.04(c) is an increase in the Estimated Purchase Price, then Buyer shall make a cash payment in an amount equal to the Final Adjustment Amount to Seller. If the net effect pursuant to this Section 1.04(c) is a decrease in the Estimated Purchase Price, then at Buyer’s option (i) Seller and Buyer shall provide joint written instruction to the Escrow Agent to deliver to Buyer from the Indemnity Escrow Fund an amount in cash equal to the Final Adjustment Amount and/or (ii) Seller shall deliver to Buyer an amount in cash equal to the Final Adjustment Amount. The Final Adjustment Amount shall be calculated as an adjustment to the Estimated Purchase Price and the Estimated Purchase Price, as so adjusted, is referred to herein as the “Final Purchase Price.” Payment of the Final Adjustment Amount shall be paid (or released from the Indemnity Escrow Fund, as applicable) within five (5) Business Days after the date of final determination pursuant to Section 1.04(a) by wire transfer of immediately available funds to an account designated by the recipient party.

(d)    Tax Treatment. The Final Adjustment Amount shall be treated by the parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Legal Requirements.

1.05    Withholding. Notwithstanding any provision hereof to the contrary, Buyer shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as may be required by applicable Legal Requirements to be deducted and withheld with respect to the making of such payment. At least three (3) days prior to the Closing, Buyer shall notify Seller in writing of Buyer’s intent to withhold (excluding any withholding attributable to any compensatory amounts or the failure of Seller to deliver the certificate described in Section 1.03(b)(v)(F)) and Buyer and Seller shall reasonably cooperate to minimize or eliminate such withholding. To the extent that amounts are so withheld and paid over to or deposited with the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction and withholding was made.

1.06    Simril Escrow Fund. The Simril Escrow Fund shall be held in escrow pursuant to the terms of the Escrow Agreement and shall be released to (a) Kenneth M. Simril in such amount (subject to any applicable employment taxes or withholding), on behalf of the Company, and at such time(s) as any stay bonus or severance payment is payable by the Company to Kenneth M. Simril or (b) Seller at such time as Kenneth M. Simril ceases to be employed by the Company under circumstances in which no stay bonus or severance payment is payable by the Company (with or without notice or lapse of time, or both, and assuming any requisite releases are signed by Kenneth M. Simril).

ARTICLE II

CONDITIONS TO CLOSING

2.01    Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Buyer’s waiver) of the following conditions as of the Closing Date:

(a)    (i) Each of the Company Fundamental Representations and the Seller Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct at and as of such particular dates), and (ii) each of the other representations and warranties set forth in Article III and Article IV shall be true and correct in all respects (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct at and as of such particular dates), except in the case of clause (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(b)    Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)    The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)    No Order shall have been entered which would prevent the consummation of the Closing and no Action brought by a Governmental Authority shall be pending that seeks to impose any such result;

(e)    Seller and the Company shall have taken the actions and made the deliveries contemplated by Section 1.03(b);

(f)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect; and

(g)    (i) The Simril Employment Agreement, and Kenneth M. Simril’s employment thereunder, shall remain in full force and effect as in effect as of the date thereof, and Kenneth M. Simril shall not be in breach of any provision of the Simril Employment Agreement, and (ii) since the date of this Agreement, neither the Company nor Guarantor nor any of its Affiliates shall have entered into or amended any employment agreement, change of control or severance agreement, or any other letter agreement relating to employment or the vesting of equity awards, with Kenneth M. Simril.

2.02    Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the waiver by Seller and the Company) of the following conditions as of the Closing Date:

(a)    (i) Each of the Buyer Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct at and as of such particular dates), and (ii) each of the other representations and warranties set forth in Article V shall be true and correct in all respects (without giving effect to any limitation as to “material” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct at and as of such particular dates), except in the case of clause (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)    Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)    The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)    Buyer shall have taken the actions and made the deliveries contemplated by Section 1.03(b); and

(e)    No Order shall have been entered which would prevent the consummation of the Closing and no Action brought by a Governmental Authority shall be pending that seeks to impose any such result.

2.03    Frustration of Closing Conditions. With respect to its obligation to effectuate the Closing and any right to terminate this Agreement pursuant to Section 8.01, no party hereto may rely on the failure of any condition set forth in Sections 2.01 or 2.02, as the case may be, to be satisfied if such failure was caused by the failure of such party or any of its Affiliates to use its reasonable best efforts to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

3.01    Organization and Power. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and Seller has all requisite organizational power and authority to own, operate and lease its properties and to carry on its businesses as now conducted. Seller is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of assets or property or the conduct of its businesses as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

3.02    Authorization; Valid and Binding Agreement. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Seller is party have been duly authorized, and this Agreement has been and, as of the Closing, the Ancillary Agreements to which Seller is party will be, duly executed and delivered by Seller, and no other action on the part of Seller is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Seller is party, the performance by Seller of its obligations hereunder and thereunder or the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements. Assuming that (a) this Agreement is a valid and binding obligation of Buyer and (b) the Ancillary Agreements will be valid and binding obligations of the parties thereto (other than Seller and the Company) as of the Closing, this Agreement constitutes, and the Ancillary Agreements to which Seller is party will constitute as of the Closing, valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforceability may be limited by (i) the effect of any Legal Requirement of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirements affecting creditors’ rights and relief of debtors generally, and (ii) the effect of Legal Requirements and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law, the “Enforceability Exceptions”).

3.03    No Breach. Except (a) for the applicable requirements of the HSR Act and (b) in the case of clauses (ii) and (iii) below, where the failure of any of the following to be true would not reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements or as would be material to the Company, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is party by Seller, and the consummation of the transactions contemplated hereby and thereby, do not result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon the Shares or any asset or property of Seller, or give rise to any third-party rights of termination or amendment (i) under the provisions of Seller’s or the Company’s articles or certificate of incorporation or bylaws or equivalent organizational documents, (ii) under any License or Contract to which Seller or the Company is a party or by which any of their assets or properties are bound, or any Legal Requirement or (iii) in any respect under any Order to which Seller is subject.

3.04    Title to Shares. Seller is the record and beneficial owner of all of the Shares, free and clear of all Liens except as set forth on Schedule 3.04. At the Closing, assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, Seller will transfer to Buyer good and marketable title to all of the Shares, free and clear of all Liens (other than restrictions on transfer generally arising pursuant to applicable securities laws).

3.05    Brokerage. Except as set forth on Schedule 4.18, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller pursuant to which Buyer, the Company or any of its Subsidiaries could be responsible or obligated.

3.06    NO OTHER REPRESENTATIONS. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE COMPANY, SELLER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED

INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER MAKES NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY OR (B) IN THE MATERIALS RELATING TO SELLER, THE COMPANY MADE AVAILABLE TO BUYER OR IN ANY PRESENTATION OF THE BUSINESS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, IT BEING UNDERSTOOD THAT ANY PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, THE COMPANY CONFIDENTIAL OVERVIEWS MADE AVAILABLE BY SELLER AND ITS REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SELLER, THE COMPANY, EXCEPT TO THE EXTENT SPECIFICALLY REFERENCED HEREIN OR (C) ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY. BUYER HEREBY ACKNOWLEDGES AND AGREES TO SUCH DISCLAIMER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions and qualifications set forth in the disclosure schedule delivered by the Company and Seller to Buyer pursuant to this Agreement concurrent with the execution and delivery of this Agreement (it being understood that any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent the relevance of such information to such other section or subsection of this Agreement is reasonably apparent on the face of such disclosure) (the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer as follows:

4.01    Organization and Power. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite organizational power and authority to own, operate and lease its properties and to carry on its businesses as now conducted. The Company is duly qualified or licensed to do business and is in good standing in every jurisdiction set forth in Schedule 4.01, which constitutes every jurisdiction in which its ownership or lease of assets or property or the conduct of its businesses as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Buyer true, correct and complete copies of its certificate of incorporation and bylaws, as amended and currently in effect, and the Company is not in default under or in violation of any provision of such documents.

4.02    Subsidiaries. Schedule 4.02 sets forth each Person in which the Company or any of its Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest, listing each Subsidiary’s name, type of entity, jurisdiction, the number and type of its authorized, issued and outstanding equity interest, and the current ownership of such equity interests. Except as set forth on Schedule 4.02, each Subsidiary of the Company is wholly-owned by the Company or another Subsidiary of the Company as indicated on Schedule 4.02. Each Subsidiary of the Company identified on Schedule 4.02 (a) is duly organized, validly existing and in good standing (when applicable) under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to own, operate and lease its properties and to carry on its businesses as now conducted and (c) is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of assets or property or the conduct of its business as now conducted requires it to be so qualified or licensed, except, in the case of clause (c), where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has delivered to Buyer true, correct and complete copies of each Company Subsidiary’s certificate of incorporation and bylaws, certificates of formation and operating agreements, or other equivalent organizational documents, as amended and currently in effect, and each of the Company’s Subsidiaries is not in default under or in violation of any provision of such documents. None of the Company or any Company Subsidiary is subject to any obligation (by Legal Requirement, Contract or otherwise) to make any investment or otherwise acquire capital stock or other equity interests in any other Person.

4.03    Authorization; Valid and Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been and, as of the Closing, the Ancillary Agreements to which the Company is party will be, duly authorized, executed and delivered by the Company and no other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is party, the performance by the Company of its obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements. Assuming that (a) this Agreement is a valid and binding obligation of Buyer and (b) the Ancillary Agreements will be valid and binding obligations of the parties thereto (other than Seller and the Company) as of the Closing, this Agreement constitutes and the Ancillary Agreements to which it is party will constitute as of the Closing, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions.

4.04    No Breach; Consents. Except (a) as set forth on Schedule 4.04, (b) for the applicable requirements of the HSR Act and, (c) in the case of clauses (ii), (iii) and (iv) below, where the failure of any of the following to be true would not reasonably be expected to be material to the Company and its Subsidiaries, taken together, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is party by the Company and the consummation of the transactions contemplated hereby and thereby do not result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation of, result in the acceleration of, result in the creation of any Lien (other than a Permitted Lien) upon the Shares or any asset or property of the Company or any of its Subsidiaries, or give rise to any third-party rights of acceleration, termination, modification, cancellation or amendment (i) under the provisions of the Company’s or any of its Subsidiaries’ articles or certificate of incorporation or bylaws or equivalent organizational documents, (ii) under any License or Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets or properties are bound, or any Legal Requirement, (iii) in any respect under any Order to which the Company or any of its Subsidiaries, or any of their assets or properties, is subject, or (iv) under any Licenses or other authorization or Legal Requirement of any Governmental Authority.

4.05    Capital Stock.

(a)    Schedule 4.05 sets forth the authorized, issued and outstanding shares of each class of capital stock or other equity interests of the Company and its Subsidiaries, the name and mailing address of each record and beneficial holder of the shares of the Company’s and its Subsidiaries’ capital stock or other equity interests, and the number of shares of such class of the Company’s and its Subsidiaries’ capital stock or other equity interests held of record and beneficially by each such holder, in each case, as of the date of this Agreement.

(b)    Except as set forth on Schedule 4.05, all outstanding shares of capital stock or other equity interests of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights, free and clear of any Liens and no such equity interests have been issued in violation of any state or federal securities laws. Except as set forth on Schedule 4.05, there are no outstanding (i) shares of capital stock, other equity interests or voting securities of the Company or any of its Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, other equity interests or voting securities of the Company or any of its Subsidiaries or (iii) options, warrants, subscriptions, call rights or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver or sell, any capital stock, other equity interests or voting securities or securities convertible into or exchangeable for capital stock, other equity interests or voting securities of the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii) above being referred to collectively as “Company Securities”). Except as set forth on Schedule 4.05, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or retire for value any Company Securities. Except as set forth on Schedule 4.05, no Company Securities are reserved for issuance or are held as treasury shares. Except as set forth on Schedule 4.05, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company or any of its Subsidiaries is a party, or by which it is bound, with respect to the governance of the Company or any of its Subsidiaries or the voting or transfer of any Company Securities. There are no agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the granting of equity appreciation, phantom equity, notional units, profit participation or other similar rights.

4.06    Financial Statements; No Undisclosed Liabilities.

(a)    Set forth on Schedule 4.06 are (i) the audited consolidated balance sheet as of June 24, 2016 and the related audited statement of income and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the period then ended, the unaudited consolidated balance sheet as of December 31, 2016 and the related unaudited consolidated income statement and cash flows of the Company and Subsidiaries for the six-month period then ended and the unaudited consolidated balance sheet as of December 31, 2017 and the related unaudited consolidated income statement and cash flows of the Company and Subsidiaries for the fiscal year then ended (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheets as of September 30, 2018 (the “Balance Sheet Date”) and the related unaudited consolidated income statement and cash flows of the Company and its Subsidiaries for the nine-month period then ended (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.06, such Financial Statements (A) were derived from the books and records of the Company and its Subsidiaries, and (B) present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein, in conformity with GAAP consistently applied throughout the periods referred to therein.

(b)    Each of the Company and its Subsidiaries has no Liabilities or obligations, other than (i) to the extent and for the amount reflected as a liability on the balance sheet included in the Interim Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Interim Financial Statements (none of which will or may reasonably be expected to be material to the business of the Company and its Subsidiaries, individually or in the aggregate) that are not required to be set forth in a Schedule hereto, (iii) obligations for performance (but not for breach) under Contracts, and (iv) Liabilities specifically disclosed on Schedule 4.06(b).

(c)    Except as set forth in Schedule 4.06(c), as of the date of this Agreement neither the Company nor any of its Subsidiaries has any Indebtedness.

4.07    Absence of Certain Developments. Since January 1, 2018 until the date of this Agreement, there has not been any event or condition that has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.07 or, in the case of clause (a), for actions specifically taken in connection with the transactions contemplated by this Agreement, since January 1, 2018 to the date of this Agreement (a) the business of the Company and its Subsidiaries has been operated in the Ordinary Course of Business in all material respects, and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period between the date hereof and the Closing Date, would require the prior consent of Buyer pursuant to Section 6.01(b).

4.08    Title to Properties.

(a)    Schedule 4.08(a) sets forth a list of all real property owned by the Company and /or any of its Subsidiaries (all such real property interests, together with all right, title and interest of the Company and any of its Subsidiaries in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, the “Owned Real Property”), including the legal description and street address for each Owned Real Property. The Company and/or its Subsidiaries own good and marketable legal fee simple title to the Owned Real Property free and clear of any Liens, other than Permitted Liens. There are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Owned Real Property or any portion thereof, and there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Owned Real Property or any portion thereof.

(b)    Schedule 4.08(b) sets forth a list of all Leased Real Property, including the street address for each Leased Real Property. The Company has delivered true, correct and complete copies of all leases with respect to the Leased Real Property to Buyer, and to the knowledge of the Company there are no unwritten or oral agreements with respect to any of the Leased Real Property. The Company and/or one or more of its Subsidiaries has a valid and enforceable leasehold interest in each Leased Real Property, free and clear of any Liens other than Permitted Liens. The Company or the applicable Subsidiary is a tenant or possessor in good standing thereunder and all rents and other amounts currently due under such leases have been paid. No purchase option, right of first refusal, right of first offer or other purchase right has been exercised with respect to any Leased Real Property. None of the Company nor any Subsidiary nor any other party to any lease of any Company Real Property is in breach or violation of, or default under such lease nor has an event occurred which would, with the giving of notice or the expiration of time, result in such breach or violation, and each such Lease is valid, binding and enforceable in accordance with its terms with respect to the other parties thereto. All landlords under the leases pertaining to the Leased Real Property have consented or prior to Closing will have consented (where such consent is necessary) to the consummation of the transactions required by this Agreement without requiring modification to the rights or obligations under such leases.

(c)    Except as set forth on Schedule 4.08(c), neither the Company nor any of its Subsidiaries (i) has leased, subleased or licensed any of their respective interests in any Company Real Property, and no party (other than the Company and its Subsidiaries) is in possession of, or has any right to occupy, any Company Real Property or (ii) has any obligation under any brokerage or similar arrangement with respect to any Company Real Property.

(d)    True and complete copies of (i) all deeds, existing title insurance policies, leases and surveys of or pertaining to the Company Real Property, (ii) all instruments, agreements and other documents evidencing, creating or constituting any Liens on Company Real Property, and (iii) all reports of engineers, environmental consultants or other consultants and appraisers pertaining to the Company Real Property and in Company’s possession have been made available to Buyer. No claim has been made against any title insurance policy pertaining to the Company Real Property.

(e)    The Company and its Subsidiaries presently enjoy peaceful and undisturbed possession of the Company Real Property sufficient for the continued conduct of the business of the Company and its Subsidiaries as presently conducted. Without limiting the foregoing, there are no pending or, to the knowledge of the Company, threatened eminent domain, condemnation, rezoning or other similar proceedings against the Company or any of its Subsidiaries or with respect to any Company Real Property nor has any eminent domain or condemnation occurred with respect to any Company Real Property.

(f)    Except as set forth on Schedule 4.08(f), neither the Company nor any of its Subsidiaries is in violation of any covenant, condition, restriction, easement, Legal Requirement or Order to which any Company Real Property is bound or subject and there are no pending or, to the knowledge of the Company, threatened proceedings with respect thereto. Each certificate, permit, license, agreement, easement, special use permit or other right that is necessary to permit the lawful use and operation of the buildings and improvements on the Company Real Property or that is necessary to permit the lawful use and operation of all utilities, parking areas, driveways, roads and other means of egress and ingress to and from the Company Real Property is in full force and is sufficient to permit the present and continued use thereof in the usual and normal conduct of the business of the Company and its Subsidiaries. Except as set forth on Schedule 4.08(f), to the knowledge of the Company, there is no condition affecting any of the Company Real Property or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.

(g)    There are no tax abatements or exemptions specifically affecting Company Real Property. Neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of any special, general or other assessments or any proposed increase in the assessed valuation against the Company or any of its Subsidiaries or affecting any Company Real Property.

(h)    The Company or one or more of its Subsidiaries is in possession of and has good, valid and marketable title to, or valid leasehold interests in or valid rights under Contract to use, all of its personal properties and assets, in each case free and clear of all Liens except as specifically disclosed on Schedule 4.08 and except for Permitted Liens, and such assets and properties (i) constitute all of the assets and properties that are used in and necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted, and (ii) are sufficient to conduct the business of the Company and its Subsidiaries from and after the Closing in the same manner as presently conducted by the Company and its Subsidiaries. Other than as set forth on Schedule 4.08, no Person other than the Company or any of its Subsidiaries owns or has any right to the use or possession of such personal property or assets other than lessors and licensors of such personal property and assets constituting leasehold interests or licenses. Except as set forth on Schedule 4.08, all items of personal property and assets held by the Company and its Subsidiaries are in good condition and repair and are usable in the Ordinary Course of Business, ordinary wear and tear excepted.

4.09    Tax Matters. Except as set forth on Schedule 4.09:

(a)    All Tax Returns required to be filed by the Company and its Subsidiaries have been duly and timely filed (taking into account any valid extensions) and all such Tax Returns are true, correct and complete in substantially all respects.

(b)    The Company and its Subsidiaries have timely paid all Taxes due (whether or not shown as due and owing on such Tax Returns).

(c)    The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Financial Statements and (ii) do not and will not materially exceed such reserve as of the Closing Date.

(d)    The Company and its Subsidiaries have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other Person.

(e)    There are not currently in force any waivers or agreements binding upon the Company or any of its Subsidiaries for the extension of time for the assessment, collection or payment of any Tax.

(f)    None of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(g)    There are no private letter rulings, closing agreements or similar agreements or rulings relating to Taxes that have been requested or applied for, or entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries.

(h)    No Tax audits or administrative or judicial Tax proceedings or other investigations, examinations or other challenges regarding Taxes are being conducted or are pending or threatened in writing with respect to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(i)    Neither the Company nor any of its Subsidiaries nor any of their Affiliates has received from any Taxing Authority (including jurisdictions where none of the Company or its Subsidiaries has filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review that could involve or affect the Company or any of its Subsidiaries, (ii) request for information related to Tax matters of the Company or any of its Subsidiaries or (iii) notice of deficiency or proposed adjustment for any amount of Tax that could involve or affect any of the Company or any of its Subsidiaries.

(j)    No claim has been made in the past two (2) years by any Governmental Authority in a jurisdiction where none of the Company or any of its Subsidiaries file Tax Returns that it is or may be subject to taxation by that jurisdiction that would be covered by such Tax Returns.

(k)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person, and the Company and its Subsidiaries have no obligation to indemnify any other Person with respect to Taxes (other than any obligation arising under a Contract entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

(l)    In the past two (2) years neither the Company nor any of its Subsidiaries has incurred any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirements), as a transferee or successor, by Contract, or otherwise.

(m)    In the past two (2) years neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company).

(n)    No interest in the Company or any of its Subsidiaries is a “United States real property interest” within the meaning of Section 897 of the Code.

(o)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements); (v) intercompany transaction or excess loss account described in the Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements); (vi) prepaid amount or advance payment received on or prior to the Closing Date; or (vii) the application of Section 362(e) of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements).

(p)    There are no Liens for Taxes on any assets of the Company or its Subsidiaries, other than Permitted Liens.

(q)    Each Person who is or has been characterized by any of the Company or its Subsidiaries as an independent contractor for Tax purposes has been appropriately classified as an independent contractor pursuant to Revenue Ruling 87-41, and, as applicable, will qualify for such classification immediately prior to the Closing.

(r)    Each of the Company and its Subsidiaries has either (i) filed or caused to be filed with the appropriate Governmental Authority all unclaimed property reports required to be filed and remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient. None of the assets or Liabilities of any of the Company or its Subsidiaries are currently or may become escheatable to any Governmental Authority.

(s)    Each of the Company and its Subsidiaries has never (i) had a permanent establishment in any country other than the country under the Legal Requirements of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation or (ii) engaged in activities in any jurisdiction other than the jurisdiction under the Legal Requirements of which it is organized that would subject it to taxation by such jurisdiction.

(t)    None of the assets of the Company and its Subsidiaries is an interest in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes.

(u)    Neither the Company nor any of its Subsidiaries has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(v)    Except as a result of the transactions contemplated pursuant to this Agreement, the Tax attributes of each of the Company and its Subsidiaries are not subject to any limitations, reductions, or diminutions in value.

(w)    Each of the Company and its Subsidiaries is in compliance with all applicable transfer pricing Legal Requirements (including Section 482 of the Code and its corresponding Treasury Regulations), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(x)    Each of the Company and its Subsidiaries is, and has been at all times since formation, an entity classified and taxable as a Corporation within the meaning of Treasury Regulation Section 301.7701-2(b).

4.10    Contracts and Commitments.

(a)    Except for the Company Real Property leases (which are the subject of Section 4.08(b)) and as set forth on Schedule 4.10(a), as of the date of this Agreement neither the Company nor any of its Subsidiaries is party to any of the following, whether written or oral (each Contract required to be set forth on Schedule 4.10(a), a “Material Contract”): (i) collective bargaining agreement, neutrality agreement or other Contract of any kind with any labor union or labor organization; (ii) Contract for the employment or services of any officer or employee of the Company or its Subsidiaries that cannot be terminated on an at-will basis without penalty or Liability to the Company or its Subsidiaries; (iii) Contract providing for severance, change of control or retention payments; (iv) Contract evidencing or relating to Indebtedness, including any note, debenture, guarantee, mortgage, loan agreement, letter of credit or indenture, with a principal amount in excess of $250,000; (v) lease or Contract under which it is lessee of, or holds or operates any tangible personal property owned by any other party, for which the annual rental payment by the Company or any of its Subsidiaries exceeds $250,000 in any calendar year remaining under the term of such lease or Contract; (vi) lease or Contract under which it is lessor of or permits any third-party to hold or operate any tangible personal property owned by the Company or any of its Subsidiaries, for which the annual rental exceeds $250,000 in any calendar year remaining under the term of such lease or Contract; (vii) Contract or group of related Contracts with the same party for the purchase or supply of products, inventory, supplies, equipment, machinery, services or other tangible personal property by or to the Company or any of its Subsidiaries, under which such products, inventory, supplies, equipment, machinery, services or other personal property has a selling price on an annual basis in excess of $250,000; (viii) Contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or engage in any business anywhere in the world; (ix) Contract pursuant to which (A) the Company or any of its Subsidiaries is granted the right to use material Intellectual Property (excluding agreements for the use of commercially available software that is made available for an annual cost of less than $25,000) or (B) the Company or any of its Subsidiaries has granted the right to use material Intellectual Property owned by the Company to any other Person; (x) joint venture, partnership, strategic alliance or similar agreement; (xi) Contracts or purchase orders for capital expenditures or the acquisition or construction of fixed assets requiring the future payment by the Company or any of its Subsidiaries of an amount in excess of $250,000 annually; (xii) Contracts to acquire or dispose of, directly or indirectly (by merger or otherwise), all or substantially all of the capital stock or other equity interests, assets, or rights of any other Person during the past two (2) years; (xiii) Contract for consulting or other similar type of Contract providing for annual payments in excess of $250,000, and any Contract with any employee leasing or staffing company; (xiv) Contract relating to the settlement of material litigation, administrative charge or investigation by any Governmental Authority entered into during the past two (2)

years; (xv) Contract for sales agency, sales representation, consulting, distributorship or franchise that is not terminable in thirty (30) days or less without cost or penalty; (xvi) Contract with Seller or any of its Affiliates; (xvii) Contract in which the ultimate contracting party is a Governmental Authority; or (xviii) Contract (x) which may be terminated or (y) providing for the payment of any cash or other benefits, in either case, upon the sale or change of control of any of the Company or its Subsidiaries or a substantial portion of any of their respective assets.

(b)    Buyer has been provided with true, correct and complete copies of all Material Contracts. With respect to the Material Contracts, except as set forth on Schedule 4.10(b) or, in the case of clauses (ii) and (iii), as would not reasonably be expected to be material to the Company or its Subsidiaries, (i) such Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or any of its Subsidiaries, as applicable, and, to the Company’s knowledge, each other party to such Material Contracts, subject to the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in default under, or in breach or violation of, any such Material Contract, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under, or a breach or violation of, any such Material Contract, and, and (iii) neither the Company nor any of its Subsidiaries has received notice of any breach, violation or default by the Company or any of its Subsidiaries under any such Material Contract or of the cancellation or termination of, or intent to cancel, terminate, materially decrease services or supplies under or not to renew, any such Material Contract. None of Seller, the Company or any Company Subsidiary is renegotiating any such Material Contract.

4.11    Intellectual Property.

(a)    Schedule 4.11(a) sets forth a list of all of the Company’s and its Subsidiaries’ (i) issued patents and patent applications, (ii) domain names, registered trademarks, trademark applications and material common law trademarks, (iii) registered copyrights and applications therefor, and (iv) proprietary formulas. Schedule 4.11(b) sets forth all licenses, sublicenses, and other similar agreements relating to Intellectual Property, including any software or website maintenance agreements, as to which the Company or any of its Subsidiaries is a party, other than licenses and shrink wrap licenses for commercial off-the-shelf software products with an aggregate value of less than $25,000 (“IP Licenses”).

(b)    The Company or its Subsidiaries exclusively own free and clear of any Liens (other than Permitted Liens), all Company Intellectual Property. The Company or its Subsidiaries has the right to use and otherwise exploit, in the manner currently used or exploited by the Company or its Subsidiaries, all Intellectual Property used or exploited by the Company or its Subsidiaries.

(c)    Each item of Company Intellectual Property is valid and enforceable, and there is no pending, or to the knowledge of Company threatened, action or claim or allegation asserting the invalidity or unenforceability of any item of Company Intellectual Property.

(d)    To the knowledge of the Company, the Intellectual Property and IP Licenses together include all rights in Intellectual Property used or exploited in or necessary for the operations or conduct of the business by the Company and its Subsidiaries. To the knowledge of the Company, there exists no condition, restriction or reservation affecting the title to, rights in, or utility of any Company Intellectual Property that would prevent Company or its Subsidiaries from enforcing or exploiting their rights with respect to Company Intellectual Property after the Closing to the same full extent that Company and its Subsidiaries might do so if the sale and transfer contemplated hereby did not take place.

(e)    No Company Intellectual Property is subject to any order by any Governmental Authority that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects the Company Intellectual Property.

(f)    In the past two years, the Company and its Subsidiaries, each of the products and services offered by or on behalf of same, each of the processes or business methods used by or at the direction of same, and the operation of the businesses by same, have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. In the past two years, there has not been any unauthorized disclosure of any third party Intellectual Property by the Company or its Subsidiaries, or by any employees or officers of same.

(g)    In the past two (2) years, there is not and has not been any unauthorized use, exploitation, disclosure, infringement, misappropriation or other violation of any Company Intellectual Property by any Person.

(h)    Except as set forth on Schedule 4.11(h), in the past two (2) years, there has been no claim made, or to the knowledge of the Company, threatened, by or against the Company or its Subsidiaries (and the Company and its Subsidiaries have not been a party to any action including such a claim), and the Company and its Subsidiaries have not received or provided written notice of any such action or other communication: (i) asserting the invalidity, misuse or unenforceability, infringement, misappropriation or other violation of any third party Intellectual Property or Company Intellectual Property; (ii) challenging the Company’s or its Subsidiaries’ ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iii) asserting that the Company or its Subsidiaries have engaged in unfair competition, false advertising or other unfair business practices; or (iv) offering an ‘invitation to license’ as a means to avoid infringement or potential infringement of any Intellectual Property. There is no action before any court or tribunal related to Company Intellectual Property other than prosecution proceedings entered into in the Ordinary Course of Business with the applicable issuing or granting Government Authority.

(i)    The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the Company Intellectual Property, including and where applicable, (i) paying all application, examination, registration, issue, renewal and maintenance fees that have become due, (ii) filing all necessary documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities, (iii) recording documents of title and releases of Liens required to perfect rights in the Company Intellectual Property, (iv) marking its products to indicate ownership of Intellectual Property embodied in such products and to preserve the right to seek and obtain damages for the violation of such Intellectual Property, and (v) exercising reasonable care, including taking all reasonable steps, to protect Company’s and its Subsidiaries’ rights in confidential information and trade secrets and to protect the confidential information and trade secrets of others who have provided such confidential information and trade secrets to Company or its Subsidiaries in confidence.

(j)    The Company’s and its Subsidiaries’ current and former employees, officers and independent consultants that have created any Intellectual Property used or held for use or exploitation by the Company or its Subsidiaries, have assigned in writing ownership of such Intellectual Property to the Company or its Subsidiaries and entered into agreements with the Company or its Subsidiaries preventing them from disclosing confidential information to any third party or making any improper use of confidential information, subject to the terms of such agreement.

(k)    Except as disclosed on Schedule 4.11(k), none of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Government Authority, university, corporate sponsor or other third party.

(l)    The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Company Intellectual Property or rights or obligations under any IP Licenses.

(m)    The Company or its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all their obligations under applicable Legal Requirements. To the knowledge of the Company, there has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data in the possession, custody or control of the Company or its Subsidiaries that contains the personally identifiable information of natural persons. The use and dissemination of any and all data and information concerning individuals by the Company’s and its Subsidiaries’ businesses is in compliance with all applicable privacy policies, terms of use, customer agreements and Legal Requirements. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy, terms of use, customer agreements or applicable Legal Requirement relating to the use, dissemination, or transfer of any such data or information.

4.12    Litigation. Except as set forth on Schedule 4.12 or as would not reasonably be expected to be material to the Company and its Subsidiaries, (a) there are no and during the past two (2) years there have not been any, claims, actions, suits, proceedings, litigations, arbitrations, complaints, charges or investigations (collectively, “Actions”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, (b) neither the Company nor any of its Subsidiaries is or has been during the past two (2) years subject to any outstanding judgment, order, decree, injunction, ruling, writ, assessment, stipulation, determination, decree or arbitration award of any Governmental Authority (collectively, “Orders”) and (c) each of the Company and its Subsidiaries is not, and has not been during the past two (2) years, a party or subject to or, to the knowledge of the Company, threatened to be a party or subject to, any Action relating to personal injury, death or property or economic damage arising from its products or services. Except as set forth in Schedule 4.12, all such Actions listed in Schedule 4.12 are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth in Schedule 4.12.

4.13    Employee Benefit Plans.

(a)    Schedule 4.13(a) sets forth a list of all material Plans. For purposes of this Agreement, “Plans” means all (i) employee benefit plans (as defined in Section 3(3) of the ERISA), including all Multiemployer Plans, (ii) all bonus, commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, health, dental, vision, life or disability insurance, fringe benefit, employee loan, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, collective bargaining, severance or change in control contracts or agreements (A) to which the Company or any of its Subsidiaries is a party, (B) with respect to which the Company or its Subsidiaries have any Liability, (C) which are maintained, contributed to, obligated to be contributed to or sponsored by the Seller, the Company or any of their respective Affiliates for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries or (D) under which any current or former employee, officer or director of the Company or any of its Subsidiaries has any present or future right to benefits. To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent documents described below have been delivered to Buyer: (i) Forms 5500 for the two (2) most recent Plan years (including all schedules thereto, all financial statements and all actuarial reports); (ii) the most recent IRS determination or opinion letter (and any outstanding request for such a letter); (iii) all Plan documents and amendments and any written policies and/or procedures used in Plan administration; (iv) current summary Plan descriptions and any summaries of material modifications; (v) HIPAA business associate agreements, related trust agreements and annuity contracts or other funding instruments; (vi) the most recent two (2) years of nondiscrimination, coverage and any other applicable tests performed under the Code; and (vii) correspondence with any Governmental Authority within the preceding two (2) years (other than routine correspondence).

(b)    Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) regarding its qualification thereunder or may rely on opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Plan for any period for which such Plan would not otherwise be covered by an IRS determination. No Action is pending or, to the Company’s knowledge, threatened, which could reasonably be expected to result in the loss of such qualification. With respect to each Plan intended to be qualified under Section 401(a) of the Code, (i) Schedule 4.13(b) sets forth a complete list of each outstanding loan owed by a participant in such Plan in respect of his or her account thereunder, (ii) no capital stock or other equity interests of the Seller, the Company or any of their respective Affiliates is held as an asset in any such Plan and (iii) none of the Seller, the Company or any of their respective Affiliates has committed to make with respect to the current Plan year, or has with respect to the immediately preceding Plan year made, a matching or voluntary employer contribution under the terms of such Plan.

(c)    Except as set forth in Schedule 4.13(c), neither the Seller, the Company, nor any of their respective ERISA Affiliates sponsors, maintains or has an obligation to contribute to, or within the preceding six (6) years sponsored, maintained or had an obligation to contribute to, (i) any Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” (within the meaning of Sections 210, 4063 or 4064 of ERISA or Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a welfare plan (within the meaning of Section 3(1) of ERISA) intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code. None of the Seller, the Company or any of their respective ERISA Affiliates has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) as it relates to any Plan for which an applicable statutory or administrative exemption does not that would subject the Seller, the Company or any of their respective ERISA Affiliates to any Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(d)    Schedule 4.13(d) sets forth a complete and accurate list of all Multiemployer Plans. Except as set forth in Schedule 4.13(d), with respect to each Plan maintained, contributed to, obligated to be contributed to or sponsored by the Seller, the Company or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director, or other service provider of the Company or any ERISA Affiliate during the six (6)-year period immediately preceding the Closing and that is a Multiemployer Plan (as defined in Section 3(37) of ERISA): (i) neither the Seller, Company, nor any of their respective ERISA Affiliates has incurred a partial or a complete withdrawal liability to any Plan subject to Title IV of ERISA, (ii) Schedule 4.13(d) states the amount of estimated withdrawal liability or other termination liability that would be incurred by the Seller, the Company or any of their respective ERISA Affiliates if there were a cessation of operations or of the obligation to contribute to such plan which constituted a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from such Multiemployer Plan, as most recently disclosed to the Seller, the Company or their respective Affiliates by the applicable plan; (iii) except as set forth on Schedule 4.13(d), no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively); and (iv) except as set forth on Schedule 4.13(d), no such Multiemployer Plan is in critical status, endangered status, or seriously endangered status (within the meaning of Section 305 of ERISA or Section 432(b) of the Code). Neither the Seller, the Company nor any of their respective Affiliates has (i) completely or partially withdrawn from a Multiemployer Plan or (ii) incurred any unsatisfied withdrawal liability under Title IV of ERISA relating to any Multiemployer Plan.

(e)    Each Plan is now and since October 3, 2016, has been established, operated, maintained and administered in all material respects in accordance with its terms and applicable Legal Requirements, including ERISA and the Code. Each of the Seller, the Company and their respective Affiliates have performed in all material respects all obligations required to be performed by them and are not in any material respect in default under or in violation under any Plan. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s knowledge, threatened with respect to any Plan. None of the rights of the Seller, the Company or any of their respective Affiliates under each Plan will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company and its Subsidiaries under each Plan will be enforceable by the Company or Buyer at or after the Closing without the consent or agreement of any other party. Each Plan may be amended or terminated by the Company or Buyer on or at any time after the Closing Date without further Liability thereunder except as specifically set forth on Schedule 4.13(e).

(f)    None of the Plans provides or is required to provide medical, health, prescription drug, welfare or any other non-pension benefits to any employees (or their dependents) after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law). With respect to each Plan that is subject to Section 4980B of the Code, the Seller, the Company and their respective Affiliates have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g)    The Seller, the Company, their respective Affiliates, and each applicable Plan are in compliance in all material respects with the ACA, including compliance with all filing and reporting requirements, all waiting periods, and the offering of affordable health insurance coverage compliant with the ACA to all employees and consultants who meet the definition of a full-time employee under the ACA. No excise Tax or penalty under the ACA is outstanding, has accrued, or will reasonably be expected to be become due with respect to any period prior to the Closing.

(h)    Each of the Seller, the Company and their respective Affiliates have made all contributions to each Plan as required by the terms of each such Plan or any applicable collective bargaining agreement. All contributions to the Plans for all periods ending prior to the Closing Date will be made prior to the Closing Date by the Seller, the Company or their respective Affiliates in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(i)    Neither the Seller, the Company nor any of their respective Affiliates has terminated or taken action within the last six (6) years to terminate (in part or in whole) any employee benefit plans (as defined in Section 3(3) of ERISA). All employee benefit plan terminations have been carried out in accordance with all applicable Legal Requirements, including all applicable reporting and other provisions of the Code and ERISA and with respect to the PBGC. Neither the Seller, the Company nor any of their respective Affiliates have Liability to, and none of them have received notice alleging such Liability from, any Person or other entity, including the PBGC, any other Governmental Authority or any participant in or beneficiary of any employee benefit plan, nor do the Seller, the Company or any of their respective Affiliates have any Liability for any excise, income or other Tax or penalty as a result of or in connection with such termination.

(j)    Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance in all material respects with Section 409A of the Code and applicable guidance thereunder. None of the Company or any of its Subsidiaries has any (i) Liability for withholding Taxes or penalties due under Section 409A of the Code; or (ii) an indemnity or gross-up obligation for any Taxes imposed under Section 409A or Section 4999 of the Code.

(k)    Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (including termination of employment), will (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to any payment (including severance pay, deferred compensation, Tax gross-up, bonus or any other payment) under any Plan or otherwise, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee, director or officer of the Company or any of its Subsidiaries; (iii) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Plan, or (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.

(l)    No Plan or other benefit arrangement covers or otherwise provides benefits to any current or former employee or other service provider of the Company or any of its Subsidiaries outside of the United States, and none of the Company or any of its Subsidiaries has, in the past two (2) years, been obligated to contribute to any such Plan or benefit arrangement.

4.14    Compliance with Legal Requirements. Except as set forth on Schedule 4.14, the Company and its Subsidiaries are, and have at all times during the past two (2) years been, in compliance in all material respects with all Legal Requirements of any Governmental Authority to which the Company or its Subsidiaries are subject. During the past two (2) years, neither the Company nor any of its Subsidiaries has received any notice, action or assertion from any Governmental Authority nor, to the Company’s knowledge, has any such notice, action or assertion been filed, commenced or threatened against the Company or any of its Subsidiaries, alleging that the Company or any of its Subsidiaries is not in material compliance with any Legal Requirements.

4.15    Environmental Matters. Except as set forth on Schedule 4.15, or as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken together: (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Requirements; (b) the Company and its Subsidiaries possess all Environmental Permits necessary to operate the business as currently operated; (c) the Company and its Subsidiaries have not received any written claim, request for information, complaint, demand, administrative inquiry, notice of responsibility, notice of intent, notice of violation or other written notice alleging that the Company or any Subsidiary is in violation of, or has liability under, any Environmental Requirements which remains pending or unresolved (collectively, “Environmental Claims”) and to the Company’s knowledge, there have been no conditions or circumstances that may give rise to any such Environmental Claims; (d) there are no Actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries pursuant to Environmental Requirements; (e) no Hazardous Material has been released at, on or under any Company Real Property in an amount, manner, condition or concentration that requires any investigation, remediation or other response action by the Company or its Subsidiaries pursuant to any Environmental Requirements; (f) neither the Company or any of its Subsidiaries has agreed to indemnify any Third Person, including a predecessor, buyer, seller, landlord, or tenant, with respect to any Liabilities or threatened Liabilities pursuant to any Environmental Requirements, nor has the Company or any of its Subsidiaries assumed such Liabilities of any Third Person; and (g) the Company has delivered to Buyer copies of all environmental reports, Environmental Permits, analytical data, documentation submitted to any Governmental Authority, suits, information requests, orders, notices (including notices of violation), agreements, decrees, closure letters, site status letters, audits, site assessments, and similar documents, in each case that are in the possession or control of the Seller, the Company or any of its Subsidiaries and relate to any Company Real Property.

4.16    Affiliated Transactions. Except (a) as set forth on Schedule 4.16 and (b) pursuant to any Plans or employment arrangements with officers or directors (copies of which have been provided to Buyer), no current or former officer, director, stockholder or Affiliate (other than the Company or any of its Subsidiaries) of Seller or the Company or any of its Subsidiaries, (i) is a party to any Contract with the Company or any of its Subsidiaries or (ii) has any direct or indirect interest in any property or asset used by the Company or its Subsidiaries. Except pursuant to Contracts set forth on Schedule 4.16, neither the Company nor any of its Subsidiaries owes any amounts to Seller or any of its Affiliates (other than the Company and its Subsidiaries).

4.17    Employees.

(a)    Within the past two (2) years, neither the Company nor any of its Subsidiaries has experienced (i) any strike, slowdown, work stoppage, lockout, picketing or refusal to cross picket lines, or (ii) any claim of unfair labor practices except as set forth on Schedule 4.17(a), and all such claims have been dismissed or settled. To the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union or labor organization with respect to employees of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.10(a), neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other agreement of any kind with any labor union or labor organization or has any duty to bargain with any labor union or labor organization. Except as set forth on Schedule 4.17(a), there are no grievance or arbitration proceedings pending and no labor arbitration awards or grievance settlement agreements that impose any current obligations on the Company or any of its Subsidiaries.

(b)    In the past year, neither the Company nor any of its Subsidiaries has implemented any “plant closing” or employee “mass layoff” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Legal Requirement (collectively, the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries.

(c)    Except as set forth on Schedule 4.17(c):

(i)    Except as would not result in material liability to the Company or its Subsidiaries, each of the Company and its Subsidiaries is, and has been for the past two (2) years, in compliance with all Legal Requirements relating to labor and employment matters;

(ii)    neither the Company nor any of its Subsidiaries is materially delinquent in any payments for any wages, salaries, commissions, bonuses, fees or other compensation due to its employees with respect to any services performed for it prior to the date hereof;

(iii)    none of the employment policies or practices of the Company or any of its Subsidiaries are currently being audited or investigated, or to the Company’s knowledge, subject to imminent audit or investigation by any Governmental Authority;

(iv)    neither the Company nor any of its Subsidiaries is subject to, nor have they been subject to in the last two (2) years, any order, decree, injunction or judgment by any Governmental Authority in respect of any labor or employment matters;

(v)    each of the Company and its Subsidiaries is in compliance with the requirements of the Immigration Reform Control Act of 1986; and

(vi)    all employees of the Company are employed on an at-will basis, subject, as applicable, to certain severance and termination obligations as set forth in the Disclosure Schedules.

(d)    Schedule 4.17(d) sets forth a true, correct and complete list as of September 30, 2018 of each employee of the Company or its Subsidiaries (collectively, “Employees”) earning a base salary in excess of $125,000 annually.

(e)    Except as set forth on Schedule 4.17(e), to the Company’s knowledge as of the date hereof, no Key Employee or officer presently intends to terminate his or her employment, and neither the Company nor any of its Subsidiaries has any present intention to terminate the employment of any such individual.

4.18    Brokerage. Except as set forth on Schedule 4.18, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries pursuant to which Buyer, the Company or any of their Subsidiaries could be responsible or obligated.

4.19    Governmental Licenses and Permits. The Company and its Subsidiaries own or possess all material approvals, authorizations, consents, licenses, sublicenses, permits or certificates of Governmental Authorities (collectively, the “Licenses”) required to be held by the Company or its Subsidiaries in the conduct of their respective businesses and to own or lease, operate and use its properties and assets, a list of which is set forth in Schedule 4.19. The Company has delivered to Buyer true, correct and complete copies of each License. All of such Licenses held by or issued to the Company and its Subsidiaries are in full force and effect, and the Company or its Subsidiary that is a party thereto is in material compliance with each such License held by or issued to it. No Action is pending, nor to the Company’s knowledge is threatened, to suspend, revoke, limit, restrict or terminate any of such Licenses or declare any such License invalid. No notice of cancellation, of default or of any dispute concerning any License, or of any event, condition or state of facts described in the preceding clause, has been received by the Company or any of its Subsidiaries or is otherwise in the knowledge of the Company.

4.20    Insurance. Schedule 4.20 sets forth a list of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, directors and managers, as applicable, of the Company and its Subsidiaries (collectively, the “Policies”), indicating the types of insurance, identity of insurers, premium amounts and coverages. The Company has delivered to Buyer a true, correct and complete copy of all Policies. All Policies are valid and binding and in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid and there is no claim by the Company or any of its Subsidiaries pending under any of such Policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such Policies. No written notice of cancellation or termination has been received with respect to any Policy. Such Policies are sufficient for compliance, in all material respects, with applicable Legal Requirements and all Material Contracts to which either the Company or any of its Subsidiaries is a party or by which any of them or their assets or properties are otherwise bound. The Company has delivered to Buyer a true, correct and complete list of all claims that have been made by or on behalf of the Company or any of its Subsidiaries in the last two (2) years under any worker compensation, general liability, property or other insurance policy applicable to the Company or any of its Subsidiaries or any of their assets, properties or business. None of the Company or any of its Subsidiaries has any self-insurance or co-insurance programs.

4.21    Customers and Suppliers.

(a)    Schedule 4.21 sets forth a list of ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries on a consolidated basis, as measured by the dollar amount of revenue recorded or purchases therefrom, during each of the twelve (12) month periods ending December 31, 2016 and 2017 and the nine-month period ending September 30, 2018, showing purchases and revenue recorded to the Company and its Subsidiaries from and to each such supplier and customer during such period.

(b)    Since December 31, 2017, no customer or supplier listed on Schedule 4.21: (i) has terminated its relationship with the Company or any of its Subsidiaries, (ii) materially changed the pricing or other terms of its business with the Company or its Subsidiaries and (iii) and no such customer or supplier has notified the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally that it intends to terminate or materially change the pricing or other terms of its business with the Company, or stop or materially decrease the rate of buying or supplying (as applicable) materials, services or products from or to the Company or any of its Subsidiaries. To the knowledge of the Company, no such customer or supplier intends to take any of the actions described in the foregoing sentence as a result of the consummation of the transactions contemplated by this Agreement.

(c)    To the knowledge of the Company, the Company’s production capacity for 2018 set forth in Schedule 4.21(c) under the heading “Capacity” is (i) true and correct in all material respects and (ii) sufficient to supply its customer orders for 2018, as set forth in Schedule 4.21(c) under the heading “Production.”

4.22    Product Warranty. All of the products manufactured, sold, leased, and delivered by the Company and its Subsidiaries conform in all material respects with all recipes, formulas, applicable contractual commitments and all express and implied warranties, and the Company and its Subsidiaries do not have any material liability or obligation for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Financial Statements. Set forth on Schedule 4.22 are the standard forms of product and service warranties and guarantees used by the Company and its Subsidiaries in the Ordinary Course of Business. In the past two (2) years, there has not been any recall, market withdrawal or food safety alerts or similar liabilities or obligations with respect to any products manufactured, delivered or otherwise sold by Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has been required to file any notification or other report with or provide information to any Government Authority or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or any of its Subsidiaries.

4.23    Inventories. Neither the Company nor any of its Subsidiaries has any obsolete inventory. The inventories of the Company and its Subsidiaries set forth in the Financial Statements were valued at the lower of cost or market.

4.24    Accounts Receivable. Schedule 4.24 contains a true, correct and complete aging schedule of all accounts receivable of the Company and its Subsidiaries as of the date hereof (each, an “Account Receivable”). Each Account Receivable and each account receivable arising after the date hereof and on or prior to the Closing represents a sale made by the Company or its Subsidiaries, as applicable, in the Ordinary Course of Business.

4.25    Anti-Corruption, Imports and Exports.

(a)    For the past two (2) years, the Company and each of its Subsidiaries has conducted its export transactions in accordance with, in all material respects, United States export control Legal Requirements and regulations and economic sanctions Legal Requirements. None of the Company or any of its Subsidiaries has, within the past two (2) years, sold, either directly or, to the knowledge of the Company, through third parties, its products to, or engaged in any transactions with, (i) any Person resident in Cuba, Iran, Syria, Sudan, North Korea, Burma, or the Crimea Region or (ii) the governments of Cuba, Iran, Syria, Sudan, North Korea, or Burma, or anyone acting on their behalf.

(b)    Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors or employees, has taken any action in violation in any material respect of the following Legal Requirements: (i) the Foreign Corrupt Practices Act of 1977, as amended; (ii) the UK Bribery Act 2010; (iii) any Legal Requirement implementing the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business or any rules or regulations thereunder; or (iv) any other anti-corruption or anti-bribery Legal Requirements.

(c)    For the past two (2) years, all imports into, and exports from, the United States made by the Company or any of its Subsidiaries were made in material compliance with all Legal Requirements and policies enforced by U.S. Customs and Border Protection, and none of the Company or any of its Subsidiaries is subject to any material fines or penalties under such Legal Requirements and policies. The imported products for which the Company or any of its Subsidiaries is, or has been, the importer of record the past two (2) years are not subject to any violation, fine or penalty. All certificates of origin issued by the Company or any of its Subsidiaries in connection with any imports or exports of its products are true and accurate.

4.26    Pathogens. No customer, consumer, distributor, supplier or contractor of any of the Company or its Subsidiaries or any Governmental Authority has notified Seller, the Company or any of the Company’s Subsidiaries in writing, and none of Seller, the Company or any of the Company’s Subsidiaries has discovered in the past two (2) years, the presence of adulterants or pathogens in any product or facility of the Company or any of its Subsidiaries.

4.27    Diacetyl. Neither the Company nor any of its Subsidiaries has had any claims, demands, lawsuits or litigation of any kind whatsoever in the past two (2) years (a) arising from alleged injuries to any employee, former employee or any other Person associated with the inhalation of or exposure to diacetyl, acetoin, and/or acetaldehyde or (b) alleging injuries to the lung or pulmonary functions associated with exposure to any of the products of the Company or any of its Subsidiaries containing diacetyl, acetoin, and/or acetaldehyde or associated with the use of such chemicals in the manufacture of any such products.

4.28    NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, THE SELLER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, COMPANY MAKES NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR (B) IN THE MATERIALS RELATING TO THE SELLER, THE COMPANY OR ANY OF ITS

SUBSIDIARIES MADE AVAILABLE TO BUYER OR IN ANY PRESENTATION OF THE BUSINESS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, IT BEING UNDERSTOOD THAT ANY PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY CONFIDENTIAL INFORMATION MEMORANDUM AND ANY SELLER, THE COMPANY OR ANY OF ITS SUBSIDIARIES CONFIDENTIAL OVERVIEWS MADE AVAILABLE BY THE COMPANY AND ITS REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE SELLER OR THE COMPANY, EXCEPT TO THE EXTENT SPECIFICALLY REFERENCED HEREIN OR (C) ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES. BUYER HEREBY ACKNOWLEDGES AND AGREES TO SUCH DISCLAIMER.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company as follows:

5.01    Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has all requisite organizational power and authority to own, operate and lease its properties and to carry on its businesses as now conducted. Buyer is duly qualified or licensed to do business and is in good standing in every jurisdiction in which its ownership or lease of assets or property or the conduct of its businesses as now conducted requires it to be so qualified or licensed, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

5.02    Authorization; Valid and Binding Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly authorized, and this Agreement has been and, as of the Closing, the Ancillary Agreements to which Buyer is a party will be duly executed and delivered by Buyer, and no other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder or the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements. Assuming that (a) this Agreement is a valid and binding obligation of each Seller and the Company and (b) the Ancillary Agreements will be valid and binding obligations of the parties thereto (other than Buyer) as of the Closing, this Agreement constitutes and the Ancillary Agreements to which it is party will constitute as of the Closing, valid and binding obligations of Buyer, enforceable in accordance with their terms, except as enforceability may be limited by the Enforceability Exceptions.

5.03    No Breach. Except (a) for the applicable requirements of the HSR Act and (b) in the case of clauses (ii) and (iii) below, where the failure of any of the following to be true would not reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Buyer of the transactions contemplated under this Agreement and the Ancillary Agreements, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is party by Buyer, and the consummation of the transactions contemplated hereby and thereby, do not result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset or property of Buyer, or give rise to any third-party rights of termination or amendment (i) under the provisions of Buyer’s articles or certificate of incorporation or formation or bylaws, limited liability company operating agreement or equivalent organizational documents, (ii) under any License or Contract to which Buyer is a party or by which any of its assets or properties are bound, or any Legal Requirement or (iii) in any respect under any Order to which Buyer is subject.

5.04    Litigation. As of the date of this Agreement, there are no Actions pending or, to Buyer’s knowledge, threatened against Buyer at law or in equity, or before or by any Governmental Authority, which if determined adversely to Buyer would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.05    Funds Availability. Buyer has and will continue to have at Closing sufficient financial resources, whether cash on hand or funding available under credit facilities or otherwise, to fund the transactions contemplated by this Agreement to be consummated at the Closing, and to pay all consideration, fees, costs, expenses and other amounts required to be paid by Buyer in connection with this Agreement.

5.06    Investment Representations. Buyer is not acquiring any of the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933 (as amended from time to time, and including the rules and regulations promulgated thereunder, the “Securities Act”). Buyer (a) is an “accredited investor” (as defined in Regulation D under the Securities Act); (b) is able to bear the economic risk of its investment in the Shares; (c) acknowledges that the Shares have not been registered under the Securities Act and therefore are subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities law and the Company is under no obligation to file a registration statement with the Securities and Exchange Commission with respect to the Shares in connection with the transactions contemplated by this Agreement or after the Closing; and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares.

5.07    Acknowledgments by Buyer. Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, it has relied solely on the results of its own independent investigation and verification and the representations and warranties of Seller and the Company expressly and specifically set forth in this Agreement and the certificates delivered pursuant hereto, as modified by the Disclosure Schedule. The representations and warranties of Seller and the Company contained in this Agreement, the certificates delivered pursuant hereto and in the Ancillary Agreements constitute the sole and exclusive representations and warranties of Seller and the Company in connection with the transactions contemplated hereby, and all other representations, warranties, statements or information made, communicated or furnished (orally or in writing) of any kind or nature (including any estimates, projections, forecasts, plans and information made available in “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted or any other form in expectation of the transactions contemplated by this Agreement) are disclaimed by Buyer.

5.08    NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO BUYER OR ANY OF ITS SUBSIDIARIES, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, BUYER MAKES NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY TO SELLER OR THE COMPANY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO SELLER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF BUYER OR ANY OF ITS SUBSIDIARIES OR (B) IN THE MATERIALS RELATING TO BUYER OR ANY OF ITS SUBSIDIARIES MADE AVAILABLE TO SELLER OR THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, IT BEING UNDERSTOOD THAT ANY PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY CONFIDENTIAL INFORMATION MEMORANDUM AND BUYER OR ANY OF ITS SUBSIDIARIES’ CONFIDENTIAL OVERVIEWS MADE AVAILABLE BY BUYER AND ITS REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF BUYER OR ANY OF ITS SUBSIDIARIES, EXCEPT TO THE EXTENT SPECIFICALLY REFERENCED HEREIN OR (C) ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE SELLER OR ANY OF ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO BUYER OR ANY OF ITS SUBSIDIARIES.

ARTICLE VI

PRE-CLOSING COVENANTS

6.01    Conduct of the Business.

(a)    From the date of this Agreement until the Closing Date, except as (i) otherwise expressly provided for or expressly contemplated by this Agreement, (ii) as set forth on Schedule 6.01, (iii) required by Legal Requirements or (iv) consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, and Seller shall cause the Company and its Subsidiaries to, use their commercially reasonable efforts to operate in the Ordinary Course of Business in all material respects, maintain and preserve intact its current business, organization, goodwill, relationships with customers, suppliers, independent contractors, lenders, regulators and others having business dealings with it, retain the services of its officers and employees, preserve its assets and properties in good repair and condition consistent with past practice (including the repair of the roof of the facility located at the Company Real Property in Baltimore, Maryland, to the extent such roof leaks or the condition thereof otherwise deteriorates such that such facility is not usable in the Ordinary Course of Business), and maintain capital expenditure levels consistent with past practice and consistent with the capital budget for 2018 of the Company and its Subsidiaries, a copy of which has been made available to Buyer; provided that, the foregoing and following notwithstanding, the Company may use all available cash to pay cash dividends on capital stock or other equity interests that are fully paid, and repay any Indebtedness and Transaction Expenses, prior to 11:59 PM on the date immediately prior to the Closing Date; provided that no such dividend shall be made that would result in (x) the Net Working Capital Amount being less than the Target Net Working Capital Amount or (y) the residual balance in the Company’s and its Subsidiaries’ bank accounts as of the Closing being insufficient to cover checks issued but not presented for payment and any other payments not yet presented related to the period prior to the Closing Date. From the date of this Agreement until the Closing Date, the Company shall deliver to Buyer copies of any budgets or financial statements for each of the Company and the Company Subsidiaries (or on a consolidated basis, as applicable) on a monthly basis, no later than 20 days after the end of each month (each of which shall be accompanied by a certificate of the Chief Financial Officer of the Company certifying as to the accuracy and completeness of such budgets or financial statements).

(b)    From the date of this Agreement until the Closing Date, except as (i) otherwise expressly provided for or expressly contemplated by this Agreement, (ii) as set forth on Schedule 6.01, (iii) required by Legal Requirements or (iv) consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to, and Seller shall cause the Company and its Subsidiaries not to:

(i)    issue, deliver, sell, redeem, repurchase or otherwise acquire or dispose of any shares of its capital stock or other equity interests;

(ii)    (A) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization or pay any dividend, except as contemplated by Section 6.01(a), with respect to capital stock or other equity interests or (B) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other material reorganization of the Company or any of its Subsidiaries;

(iii)    amend its or any of its Subsidiaries’ organizational documents;

(iv)    become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of $250,000 individually or $500,000 in the aggregate, unless provided for in the capital budget for 2018 of the Company and its Subsidiaries, a copy of which has been made available to Buyer;

(v)    other than as required by any Legal Requirement or the terms of any Plans in existence on the date hereof, (w) increase the base salary or bonus opportunity of any employee, officer or director of the Company or any of its Subsidiaries, (x) terminate or amend any Plans in any manner, (y) otherwise enter into, adopt, or grant any new entitlements under any existing Plan (including adding additional participants or increasing the benefits of existing participants, or (z) take any action to accelerate the vesting or payment, or in any other way secure the payment, of compensation or benefits under any Plan;

(vi)    mortgage, pledge or subject to any Lien, any capital stock or any material assets of the Company or its Subsidiaries, except in the case of such assets, Permitted Liens;

(vii)    except in the Ordinary Course of Business, sell, assign or transfer any material tangible assets of the Company or its Subsidiaries;

(viii)    (A) except in the Ordinary Course of Business, sell, assign, license, transfer, encumber, abandon or fail to diligently maintain any of the Company’s or its Subsidiaries’ material Intellectual Property, or (B) divulge, furnish to or make accessible any material trade secrets within any Intellectual Property of the Company or any of its Subsidiaries to any Person who is not subject to an enforceable written obligation to maintain the confidentiality of such trade secrets;

(ix)    change any accounting policies, practices or procedures or depreciation or amortization policies or rates of the Company or its Subsidiaries (including (A) tax accounting, (B) decreasing the amount of any reserves for doubtful accounts receivable or writing down or writing up the value of any inventory or equipment or other asset, except for decreases or write downs or write ups in the Ordinary Course of Business and (C) with respect to the payments of accounts payable and collections of accounts receivable), except as required by GAAP,

(x)    make any loan, advance or capital contribution to, or investment in, any Person;

(xi)    settle or compromise any Action or threatened Action, whether administrative, civil or criminal, in law or in equity, or before any Governmental Authority, other than settlements or compromises that involve solely cash payments by the Company or its Subsidiaries not in excess of $500,000 in the aggregate, which amounts are paid in full prior to Closing or fully accrued in the calculation of Net Working Capital on the Closing Payment Certificate;

(xii)    (A) enter into any Contract that would have been a Material Contract if in existence on the date of this Agreement, (B) amend, terminate, permit the lapse of, or waive or transfer, in whole or in part, its rights and interests in or under any Contract that would have been a Material Contract if in existence on the date of this Agreement, except in the Ordinary Course of Business, or (C) take any action, or omit to take any action, that would reasonably be expected to result in a material default under any Material Contract;

(xiii)    acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(xiv)    make, change or rescind any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, fail to file on a timely basis any Tax Return, fail to pay on a timely basis any Tax, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xv)    incur, become subject to or guarantee any Indebtedness (or commitment in respect of Indebtedness) other than pursuant to the Credit Facility or up to $100,000 of capital lease obligations;

(xvi)    cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of material value thereunder, other than the transactions contemplated by Section 1.03(b)(v)(H);

(xvii)    enter into, adopt or materially amend any employment agreement (other than offer letters for at-will employment that do not provide for severance or change in control payments or benefits) or change of control or severance agreement with any Employee, consultant, officer or director of the Company or its Subsidiaries;

(xviii)    terminate the employment of any Key Employee or director or officer of the Company or its Subsidiaries;

(xix)    effectuate any “plant closing” or employee “mass layoff” (as defined in the WARN Act;

(xx)    enter into any new contracts, leases or licenses providing occupancy rights to any Company Real Property, or amend any Company Real Property leases, or consent to any sublease, assignment or amendment of any lease, sublease or license of any Company Real Property;

(xxi)    sell or dispose of any Owned Real Property;

(xxii)    enter into any Contract, commitment or transaction that, if existing on the date hereof, would have been required to be listed in Schedule 4.16, or amend any such Contract, commitment or transaction listed on Schedule 4.16;

(xxiii)    enter into any Contract, lease, sublease, license or other agreement to lease or purchase any new parcel of real property if such new leased parcel of real property would constitute Company Real Property for purposes of Section 4.08;

(xxiv)    enter into any collective bargaining agreement or other agreement of any kind with any labor union or organization;

(xxv)    form any Subsidiary of the Company or any of its Subsidiaries;

(xxvi)    cause to expire or terminate any insurance policies currently in effect;

(xxvii)    fail to maintain all material Permits in full force and effect and to timely file all material reports, statements, renewal applications and other filings, and pay all fees and charges in connection therewith, that are required to keep such Permits in full force and effect;

(xxviii)    disclose any material confidential or proprietary information of the Company, the Company Subsidiaries or their businesses to any Person other than to Buyer or otherwise in the Ordinary Course of Business subject to a customary nondisclosure agreement; or

(xxix)    agree or commit to do any of the foregoing.

Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.02    Access to Books and Records. Subject to the terms of the Confidentiality Agreement, the Company shall provide Buyer and its authorized representatives (collectively, the “Buyer’s Representatives”) with reasonable access during normal business hours and upon reasonable prior written notice to the offices, properties, appropriate officers, employees and representatives, books and records and other information of the Company and its Subsidiaries as Buyer may from time to time reasonably request; provided, however, that (a) the Company may refuse the Buyer’s Representatives access if the Company determines such access may unreasonably interfere with any of the businesses or operations of the Company or any of its Subsidiaries; (b) neither the Buyer’s Representatives nor their respective representatives shall contact or have any discussions with any of the landlords/sub-landlords, tenants/subtenants, customers, clients, employees (to the extent Buyer and the Buyer’s Representatives have not been in communication with such employees prior to the date hereof regarding the transactions contemplated by this Agreement), insurance companies, producers, licensors, suppliers, or other business relations of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the prior written consent of the Company; (c) Buyer shall be responsible for any damage to any Leased Real Property or any other assets or property of the Company or its Subsidiaries caused by any of the Buyer’s Representatives; (d) the

Company shall not be required to (or cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the breach of any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not violate any Antitrust Laws or result in a breach of such agreement or a loss of attorney-client privilege, and shall otherwise notify Buyer of any such access or information withheld pursuant to this clause (d)); and (e) nothing herein shall permit Buyer or the Buyer’s Representatives to take copies or samples of materials or substances or to conduct any Phase II or other intrusive environmental assessment or investigation in or on the Company’s or its Subsidiaries’ assets or properties.

6.03    Confidentiality. Buyer hereby agrees to continue to be bound by and comply with the terms of the Confidentiality Agreement, which are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing Date, such that the information obtained by Buyer, or its officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.02, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

6.04    Notification of Certain Matters. From the date hereof until the Closing, Seller and the Company shall promptly notify Buyer of (a) any Material Adverse Effect or any other fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of Seller or the Company hereunder that would result in the failure of the condition contained in Section 2.01 to be satisfied, (b) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (c) any written notice or other communication from or to any Governmental Authority in connection with the transactions contemplated hereby, and (d) any Action commenced or threatened against, relating to or involving or otherwise affecting Seller, the Company or any of its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement. For the avoidance of doubt, no such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

6.05    Efforts; Regulatory and Other Authorizations.

(a)    Each of the parties shall use all reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary under Legal Requirements to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all permits, authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, including those set forth in the Disclosure Schedule; and (iii) fulfill all conditions to such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals of Governmental Authorities, giving such notices, and making such filings.

(b)    Each party agrees to make (i) an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within seven (7) Business Days after the date of this Agreement (including a request for early termination of the applicable waiting period under the HSR Act) and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant thereto and (ii) as promptly as practicable, such other antitrust filings as the Buyer deems necessary or advisable to obtain such approvals or consents as may be required under any other applicable Antitrust Law. Buyer shall be solely responsible for and pay all filing fees payable to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c)    Except to the extent explicitly set forth in this Section 6.05, and provided that Buyer shall consult with Seller in good faith, it is understood and agreed that Buyer shall have the right to direct strategy with respect to all matters set forth under this Section 6.05. Subject to the foregoing, all filings, applications, notices, analyses, appearances, presentations, memoranda, submissions, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party before any Governmental Authority in connection with the approval of the contemplated transactions shall be reviewed by outside counsel for the Buyer and Seller, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such filing, application, notice, analysis, appearance, presentation, memorandum, submission, brief, argument, opinion and proposal; provided that (i) nothing will prevent a party from responding to or complying with a subpoena or other legal process required by Legal Requirement or submitting information in response to a request therefore and (ii) each party’s outside counsel may, as it deems advisable and necessary, redact any material provided to any other party under this Section 6.05 that it determines is privileged or relates to valuation of the transactions contemplated hereby. In addition, except as prohibited by Legal Requirement, each party shall (x) promptly notify the other party of any communication to that party from any Governmental Authority relating to the approval or disapproval of the transactions contemplated hereby and provide to outside counsel for such other party copies of written communications from any Government Authority; and (y) not participate in any meetings or substantive discussions with any Governmental Authority with respect thereto without consulting with and offering outside counsel for the other party a meaningful opportunity to participate in such meetings or discussions to the extent permitted by such Governmental Authority.

(d)    In furtherance of the foregoing, Buyer and Seller agree to use their reasonable best efforts to permit and cause the Closing to occur, notwithstanding any requirement, request (including any request for additional information or documentary material issued by a Government Authority under the HSR Act) or condition sought or imposed by the FTC, the Antitrust Division of the United States Department of Justice (“DOJ”) or any other Governmental Authority acting under the HSR Act, in each case, relating in any way to this Agreement or the consummation of the transactions contemplated hereby (“Government Conditions”), where the failure to satisfy any Government Condition would delay, prevent or make illegal such timely consummation of this Agreement or the transactions contemplated hereby; provided, however, that notwithstanding any other provision of this Agreement, Buyer shall not be required to, and neither Seller nor the Company shall without the prior written consent of Buyer, (i) comply with requests or undertakings to divest or hold separate any of the assets or businesses of the Company or any of its Subsidiaries or any of its existing assets or businesses, (ii) comply with other limitations or other requirements of the FTC, DOJ or other Governmental Authority with respect to the operation of any of Buyer’s existing assets or businesses following the Closing (including the businesses of the Company and its Subsidiaries), (iii) instigate or defend any proceeding or litigation or offer or otherwise grant any accommodation (financial or otherwise) to obtain any consent or approval from any Government Authority or third party or (iv) undertake any action that would constitute a violation of the Legal Requirements of any relevant jurisdiction.

(e)    The Company shall use commercially reasonable efforts to obtain, and Buyer shall reasonably cooperate with the Company in obtaining, any consents or approvals of other Persons (other than any Governmental Authority, which is subject to the preceding subsections of this Section 6.05) in connection with the execution and delivery of, and the performance of the obligations pursuant to, this Agreement, in form and substance reasonably acceptable to Buyer. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from other Persons, the Company and its Subsidiaries shall not be required to make payments, commence litigation or agree to modifications of the terms and conditions of any agreements with such other Persons. Except as expressly contemplated by this Agreement, such consents shall not constitute a condition to the Closing for purposes of this Agreement.

6.06    Exclusivity. Until the earlier of the Closing Date and the date that this Agreement is terminated by its terms, Seller and the Company will not, and they shall cause their Affiliates and direct their representatives not to, directly or indirectly, take or permit any other Person on its behalf to take any action to encourage, solicit, facilitate, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any Contract regarding, or that could reasonably be expected to lead to, a merger involving the Company or its Subsidiaries, the sale of all or any portion of the Company’s or its Subsidiaries’ capital stock or other equity interests or the sale of all or a material portion of the Company’s or its Subsidiaries’ assets, or similar transaction (an “Acquisition Proposal”) with any Person other than Buyer, its Affiliates and its or their representatives. Seller and the Company previously ceased, and previously caused their Subsidiaries and its and their directors, officers, employees, representatives and Affiliates to cease, and caused to be terminated any existing activities, including discussions or negotiations with any Person, conducted heretofore with respect to any Acquisition Proposal and requested the prompt return or destruction of all confidential information previously furnished in connection therewith. Seller and the Company shall, and Seller shall cause its respective Affiliates and direct its Representatives to, promptly (but in no event later than 24 hours after becoming aware) notify Buyer if a Seller or the Company becomes aware of (i) any Acquisition Proposal, (ii) any request for information or access to the Company’s properties, books or records that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

6.07    Supplement to Disclosure Schedule. From time to time between the date of this Agreement and the date that is five (5) Business Days prior to the Closing Date, the Seller shall have the right, but not the obligation, to supplement or amend the Disclosure Schedules contained in Article IV with respect to any matter first arising subsequent to the date of this Agreement in the Ordinary Course of Business and in accordance with Section 6.01 (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date; provided, however, that in the event such event, development or occurrence which is the subject of the Schedule Supplement, taken together with the matters that are included in all other Schedule Supplements, (a) constitutes or relates to something that has had, or is reasonably likely to have, a Material Adverse Effect or (b) would otherwise give Buyer the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition set forth in Section 2.01(a) to be satisfied on the basis of such events, developments or occurrences so disclosed, Buyer shall have the right to terminate this Agreement; provided, further, that if Buyer has the right to, but does not elect to, terminate this Agreement within fifteen (15) Business Days of its receipt of such Schedule Supplement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such Schedule Supplement. Notwithstanding the foregoing, the Seller may not deliver a Schedule Supplement in respect of any Disclosure Schedule relating to a Company Fundamental Representation, Seller Fundamental Representation or SOL Representation.

6.08    Transfer of Licenses. From the date hereof through the Closing, the parties shall reasonably cooperate in a review of all Licenses currently held by the Company or any of its Subsidiaries, or otherwise materially necessary for the conduct of the business of the Company or any of its Subsidiaries, and to execute documents or take other reasonable steps to ensure the continuation of such Licenses in the name of the Company or one of its Subsidiaries, as applicable, the transfer of such Licenses to Buyer or the cancellation and reissuance of new Licenses in the name of the Company or one of its Subsidiaries or Buyer, as applicable, so that the Company and its Subsidiaries and Buyer will have all Licenses materially necessary for the operation of the business of the Company and its Subsidiaries immediately following the Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01    Director and Officer Liability and Indemnification.

(a)    For a period of six (6) years after the Closing, Buyer shall cause the Company to honor the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements in effect as of the date hereof, between the Company or any of its Subsidiaries, on the one hand, and each present and former director and officer of the Company and its Subsidiaries (the “D&O Indemnified Persons”), set forth in Schedule 7.01(a) and (ii) indemnification and exculpation provisions in any certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries in effect on the date of this Agreement, to the fullest extent permitted under Legal Requirements; provided, however, that nothing in this Section 7.01(a) shall require the Company to indemnify any D&O Indemnified Person if the Company or any of its Subsidiaries would not have been obligated to indemnify such D&O Indemnified Person prior to Closing.

(b)    For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or its Subsidiaries’ articles or certificate of incorporation or bylaws (or other organizational documents) relating to the exculpation or indemnification of any officers and directors (unless required by Legal Requirements) in a manner inconsistent with this Section 7.01 or otherwise adverse to the D&O Indemnified Persons, it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

(c)    Prior to the Closing, the Company shall purchase, and Seller shall pay the entire cost of, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program (the “Tail Policy”) to be in effect until the end of the six-year period commencing as of the Closing Date (and for so long as any indemnification claim is being adjudicated) with respect to actions or omissions occurring prior to the Closing Date (such coverage to be on terms and conditions and for an amount no less favorable to the Company’s and its Subsidiaries’ directors and officers currently covered by such insurance than those of such policy in effect on the date hereof), and each of Buyer and the Company agrees not to terminate or modify in a manner adverse to the beneficiaries thereof the Tail Policy prior to the sixth anniversary of the Closing Date.

(d)    In the event that after the Closing Date, Buyer or the Company, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the indemnification and other obligations of such Persons, including under this Section 7.01.

7.02    Tax Matters.

(a)    Any and all Transfer Taxes shall be paid one-half by Buyer and one-half by Seller when due. Buyer shall, at its own expense, file or cause to be filed all necessary Tax Returns relating to Transfer Taxes. Buyer shall, upon Seller’s request, promptly provide Seller with evidence reasonably satisfactory to Seller that such Transfer Taxes have been paid by Buyer or will be paid by Buyer in connection with the Closing. The parties shall reasonably cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes, including joining in the execution of any such Tax Return or other documentation where necessary.

(b)    Seller shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all income Tax Returns of the Company and its Subsidiaries for any Tax year or period ending on or before the Closing Date (“Pre-Closing Period”). Such income Tax Returns shall be prepared in a manner consistent with prior practice of the respective Company or Subsidiary. At least thirty (30) Business Days prior to the due date (taking into account any valid extensions) for filing, Seller shall provide copies of such income Tax Returns to Buyer for its review and comment (although Seller may provide only the portion of such income Tax Return that relates to the Company and its Subsidiaries). Seller shall make such revisions as are reasonably requested by Buyer, but only if such revisions affect the actual Tax Liability of Buyer. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns of the Company and its Subsidiaries for any Pre-Closing Period that are filed after the Closing Date. All Taxes payable with respect to Pre-Closing Periods, including the Tax Returns prepared pursuant to this Section 7.02(b), shall be borne by Seller, except to the extent and in such amount as such Taxes are reflected in Net Working Capital and actually taken into account as a reduction of the Purchase Price or paid by the Company (or any of its Subsidiaries) or Seller prior to Closing, and shall be paid to Buyer no later than five (5) Business Days prior to the due date for filing such Tax Returns.

(c)    Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and its Subsidiaries for any taxable period that commences on or prior to the Closing Date and ends after the Closing Date (a “Straddle Period”). At least thirty (30) Business Days prior to the due date for filing, Buyer shall provide copies of any Straddle Period income Tax Return to Seller for its review and comment. Buyer shall make such revisions as are reasonably requested by Seller, but only if such revisions affect the actual Tax Liability of Seller. All Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be borne by Seller, except to the extent and in such amount as such Taxes are reflected in Net Working Capital and actually taken into account as a reduction of the Purchase Price or paid by the Company (or any of its Subsidiaries) or Seller prior to Closing, and shall be paid to Buyer no later than five (5) Business Days prior to the date on which such Taxes are paid. For purposes of this Section 7.02(c), the portion of such Taxes that relate to the portion of a Straddle Period ending on the Closing Date shall be determined in accordance with Section 7.02(d).

(d)    For purposes allocating Taxes for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending as of the Closing Date shall (i) in the case of property, ad valorem and other Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of income Taxes and/or any Tax based upon or related to gains, receipts, gross margins, employment, sales, use, or other Taxes imposed on a non-periodic basis reasonably allocable using a closing-of-the-books approach, be deemed equal to the amount that would be payable if the relevant Tax period ended as of the Closing Date pursuant to an interim closing-of-the-books. All determinations necessary to give effect to the allocations described in this Section 7.02(d) shall be made in a manner consistent with the prior practice of the Company and its Subsidiaries, except for changes required by Legal Requirement or fact.

(e)    Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.02(e). Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in Section 9.06.

(f)    Any Tax sharing agreement between (i) Seller and any of the Company or its Subsidiaries, (ii) the Company and any of its Subsidiaries, and (iii) any Subsidiaries of the Company shall be terminated as of the Closing Date and shall have no further effect for any Tax year (whether the current year, a future year or a past year), and none of Buyer, the Company or any of its Subsidiaries shall have any Liability thereunder.

(g)    After the Closing Date, the Company and its Subsidiaries shall not settle or resolve a proposed Tax adjustment that relates to a Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

7.03    Employee Benefits.

(a)    From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Closing who continue employment with Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries) following the Closing Date and are not represented by a labor union or labor organization for collective bargaining purposes (the “Continuing Non-Union Employees”), Buyer shall use commercially reasonable efforts to cause the service of each such Continuing Non-Union Employee to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, retirement, vacation, fringe or other welfare benefit plan, program or arrangement of Buyer and its Affiliates, but not including any equity compensation plans, programs, agreements or arrangements (collectively, the “Buyer Benefit Plans”) in which any Continuing Non-Union Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b)    For a period of twelve (12) months after the Closing Date, Buyer shall provide or cause its relevant Affiliate to provide each Continuing Non-Union Employee with (i)(A) base salary or base hourly rate and (B) cash incentive compensation opportunity, in each case, in an amount that is no less favorable than the base salary or base hourly rate and cash incentive compensation opportunity provided by Buyer or its Affiliate, as applicable, to similarly situated employees of Buyer or its Affiliate, as applicable; and (ii) employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer or its Affiliate, as applicable.

(c)    From and after the Closing Date, with respect to each Buyer Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Non-Union Employee is or becomes eligible to participate, Buyer shall use commercially reasonable efforts to cause each such Buyer Benefit Plan to waive all limitations as to required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Buyer Benefit Plan for such Continuing Non-Union Employees and their eligible dependents to the same extent that such required physical examinations and exclusions would not have applied or would have been waived under the corresponding Plan in which such Continuing Non-Union Employee was a participant immediately prior to his or her commencement of participation in such Buyer Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Buyer’s applicable insurance contracts in effect as of the Closing Date.

(d)    Cooperation and Transition Services.

(i)    Seller, the Company, Buyer and their respective Affiliates shall cooperate in good faith and use reasonable best efforts to find a commercially reasonable method to provide Continuing Union Employees with the applicable level and type of employee benefits to which such Continuing Union Employees may be entitled following the Closing under their respective collective bargaining agreements, including pursuant to the Transition Services Agreement pursuant to which such Continuing Union Employees would continue to participate in the Plans in which they participated as of immediately prior to the Closing for a period of 12 months following the Closing.

(ii)    As soon as practicable following the date hereof, Seller, the Company and their respective Affiliates shall use reasonable best efforts to (A) facilitate a discussion between Buyer and its Affiliates and the labor unions which represent the Continuing Union Employees regarding the level and type of employee benefits to be provided to such Continuing Union Employees following the Closing and (B) work with such labor unions and Buyer and its Affiliates to implement a commercially reasonable method to provide such post-Closing employee benefits to the Continuing Union Employees, including, if applicable, through the Transition Services Agreement.

(e)    Buyer, the Company and the Seller acknowledge and agree that all provisions contained in this Section 7.03 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, labor union, labor organization, any participant in any Plan or any beneficiary thereof or any right to continued employment with Buyer or any of its Affiliates. Nothing in this Section 7.03 shall be deemed to amend any Buyer Benefit Plan or to require Buyer or any of its Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, to the extent permitted under applicable Legal Requirements, each Continuing Non-Union Employee shall be subject to a background check and drug screening as a condition of continued employment. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer or its Affiliates to terminate, reassign, promote or demote any of the Continuing Non-Union Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, or terms or conditions of employment of such employees.

7.04    Termination of Plans.

(a)    Seller and the Company shall use commercially reasonable efforts to cause each Continuing Non-Union Employee to remain eligible to participate in each Plan (other than a Company Non-Union Plan) in which such Continuing Non-Union Employee participated immediately prior to the Closing through the end of the month in which the Closing Date occurs. Buyer shall use commercially reasonable efforts to cause each Continuing Non-Union Employee to be eligible to participate, on the first day of the month immediately following the month in which the Closing Date occurs, in any and all Buyer Benefit Plans to the extent coverage under such Buyer Benefit Plan is replacing coverage under a Plan in which such Continuing Non-Union Employee participated immediately prior to the Closing. Prior to, but in no event later than, the day immediately prior to the Closing Date, Seller and the Company shall take any and all actions necessary and appropriate to terminate all Plans to the extent applicable solely to Continuing Non-Union Employees (“Company Non-Union Plans”) effective as of the day immediately prior to the Closing Date. Seller shall bear all obligations and responsibility for any and all costs, obligations, Liabilities, payment of benefits, provision of benefits and any other obligation or Liability related to any Company Non-Union Plan, either directly or as set forth in Section 7.04(b), including the termination, winding down, any distributions or payment of benefits following or in connection with termination of any such Plan, whether or not such Liabilities occur or arise prior to, on or after the Closing Date. For the avoidance of doubt, (i) Buyer and its Affiliates (including the Company and its Subsidiaries) shall not assume or retain any obligations under or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to, any Company Non-Union Plan, and (ii) Buyer and its Affiliates (including the Company and its Subsidiaries) shall not assume sponsorship of, any obligations under, or Liabilities with respect to (including with respect to any employee of the Company participating prior to the Closing in) any Company Non-Union Plan.

(b)    Solely to the extent that Buyer or any of its Affiliates (including the Company following the Closing) directly incur any cost, expense, obligation or other Liability related to, arising from, or in connection with the termination of the Plans under this Section 7.04 (the “Plan Costs”), Seller shall reimburse Buyer and its Affiliates (including the Company and its Subsidiaries) for any Plan Costs within thirty (30) Business Days of Seller’s receipt of Buyer’s or its Affiliates’ (including the Company’s and its Subsidiaries’), as applicable, written statement of Plan Costs incurred (together with reasonable supporting documentation of the Plan Costs so incurred). All amounts payable to Buyer and its Affiliates (including the Company and its Subsidiaries) by Seller under this Section 7.04(b) are to be paid in lawful money of the United States, at the address set forth in Section 11.03, or at such other address as Buyer or its Affiliates (including the Company and its Subsidiaries) may from time to time designate by written notice to Seller. For the avoidance of doubt, the rights and obligations contained in this Section 7.04(b) are in addition to, and not in lieu of, any rights and obligations of the parties pursuant to Article IX.

(c)    At least one day prior to the Closing Date, Seller shall, or shall cause its Affiliates to, amend the defined contribution 401(k) plan in which any Continuing Non-Union Employee participated prior to the Closing (the “Seller 401(k) Plan”), and take all other actions necessary or appropriate to ensure that the Seller 401(k) Plan allows for rollovers, including the promissory note or notes representing any plan loans outstanding to any Continuing Non-Union Employee, subject to any applicable duty to bargain with a labor union or labor organization. Buyer shall, or shall cause one of its Affiliates to, establish or designate one or more qualified defined contribution plans (the “Buyer 401(k) Plan”) containing all provisions necessary for acceptance of direct rollovers of “eligible rollover distributions” (as defined in the Code) that Continuing Non-Union Employees are eligible to receive from the Seller 401(k) Plan with the exception of after-tax Roth deferral balances. Notwithstanding anything in this Section 7.04(c) to the contrary, the Buyer 401(k) Plan shall not be required to accept any assets or promissory note or notes representing any outstanding plan loans from the Seller 401(k) Plan until the administrator of the Buyer 401(k) Plan has determined that the Buyer 401(k) Plan’s acceptance of such assets would constitute an “eligible rollover distribution” within the meaning of Section 402(c)(4) of the Code.

(d)    Following the date of this Agreement and prior to the Closing Date, Seller shall use its commercially reasonable efforts to obtain an updated estimate from the Western Conference of Teamsters Pension Fund (“WCT Pension Fund”) of the Company’s withdrawal liability assuming a complete withdrawal by the Company from the WCT Pension Fund in 2018.

(e)    As promptly as practicable following the date hereof, Seller shall use its commercially reasonable efforts to obtain from the Soft- Drink Industry – Local Union No. 710 Pension Plan a payoff letter, in form and substance reasonably acceptable to Buyer, with respect to the prepayment in full of the Company’s mass withdrawal liability resulting from the termination by mass withdrawal of the Soft- Drink Industry – Local Union No. 710 Pension Plan on December 31, 2014. Seller shall pay all amounts payable under such payoff letter within thirty (30) days after the date on which it receives such payoff letter, such that following such prepayment neither Seller, the Company nor any of its Subsidiaries has any obligation to make any quarterly installment payments relating thereto. From and after the date of this Agreement until such time as such mass withdrawal liability is paid in full, Seller shall from time to time, as and when due, make all quarterly installment payments relating thereto on behalf of the Company.

7.05    Further Assurances. Subject to the limitations set forth elsewhere in this Agreement, from time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

7.06    Restrictive Covenants. In consideration of the purchase price and the consummation of the transactions contemplated hereby:

(a)    Seller agrees that it shall not, and shall cause its Affiliates not to, during the Restricted Period, directly or indirectly through any Person other than Buyer, as an owner, principal, employee, partner, shareholder, member, officer, director, manager, agent or otherwise, compete with, assist in or provide financial resources to any activity which competes with or is substantially similar to the business of the Company or any of its Subsidiaries, in any countries in which the Company or any of its Subsidiaries do business as of the date hereof or as of the Closing Date or at any time during the Restricted Period; provided, however, that the foregoing shall not prohibit Seller and its Affiliates from collectively owning, solely as a passive investment, 2% or less of the outstanding equity or debt securities of a publicly traded entity.

(b)    Seller agrees that it shall not, and shall cause its Affiliates not to, during the Restricted Period, either directly or indirectly through any Person other than Buyer, on Seller’s behalf or on behalf of any other Person, solicit or hire away, or attempt to solicit or hire away, any Person employed in the eighteen (18) months before Closing by the Company or any of its Subsidiaries, whether or not such employee is a full-time, part-time or temporary employee of the Company or any of its Subsidiaries, or hire any employee of the Company or any of its Subsidiaries who at the time an offer of employment is extended is fewer than eighteen (18) months removed from service as an officer of the Company or any of its Subsidiaries (provided, that nothing herein shall be construed to restrict Seller from a general solicitation not directed at any employee of the Company or any of its Subsidiaries or employees of the Company or any of its Subsidiaries generally, so long as neither Seller nor any of its Affiliates hires any such person).

(c)    Seller agrees that it shall not, and shall cause its Affiliates not to, during the Restricted Period, directly or indirectly through any Person other than Buyer, on Seller’s own behalf or on behalf of any other Person, solicit or attempt to solicit any customer or supplier of the Company or any of its Subsidiaries for purposes of offering or providing products or services that are competitive with or substantially similar to the business of the Company or any of its Subsidiaries or for the purpose of inducing any customer or supplier of the Company or any of its Subsidiaries to reduce or discontinue its business with the Company or any of its Subsidiaries.

(d)    Seller shall not, at any time after the Closing, use or disclose to anyone except authorized personnel of Buyer or Buyer’s Representatives (or as otherwise authorized in writing by Buyer) any trade secrets or confidential matters concerning the Company or any of its Subsidiaries or their business, including customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any confidential Intellectual Property and any other research or business information concerning the Company or any of its Subsidiaries or their business which any of Seller and the Company or any of its Subsidiaries currently treats as confidential (whether or not a trade secret under Legal Requirement). If Seller is or may be obligated to disclose any such trade secret or confidential information pursuant to Legal Requirement, regulation or legal process, then (if permitted by Legal Requirement) Seller shall provide Buyer with prompt written notice before any such disclosure sufficient to enable Buyer either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 7.06(d) or both. Nothing herein shall prevent Seller from using or disclosing information that is generally available to the public other than as a result of Seller’s violation of this Section 7.06(d). In addition, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. …. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement is intended to conflict with this statutory protection.

(e)    Seller hereby acknowledges the broad territorial scope of the covenants contained in this Section 7.06, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national and international markets in which the business of the Company and its Subsidiaries now operate, or in the future will operate, and in which the products of such business are, or will be, sold, (iii) the confidential, proprietary and trade secret information of the Company or any of its Subsidiaries and their business to which Seller had and/or may have had access, (iv) the fact that a business which competes with the Company or any of its Subsidiaries or their business could greatly benefit if it were to obtain the confidential information of the Company or any of its Subsidiaries or their business, (v) the sale and/or transfer of the Company Intellectual Property pursuant to this Agreement, and (vi) the fact that Seller would have an unfair competitive advantage if Seller were allowed to engage in the competitive activities prohibited by this Section 7.06 in light of the confidential, proprietary and trade secret information and/or goodwill that Seller had as of the Closing Date.

(f)    In addition, Seller acknowledges that the foregoing restrictions are reasonable and agrees that in the event of any breach thereof, the harm to Buyer, the Company and its Subsidiaries, and their businesses, will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate.

(g)    Whenever possible, each provision of this Section 7.06 shall be interpreted in such manner as to be effective and valid under Legal Requirement. If any provision of this Section 7.06 is held to be invalid, illegal or unenforceable in any respect under any Legal Requirement, (i) the parties hereto agree that such provision(s) shall be enforced to the maximum extent permissible under Legal Requirement; and (ii) any invalidity, illegality or unenforceability of a particular provision shall not affect any other provision of this Agreement or any of the Ancillary Agreements. Further, if any provision of this Section 7.06 is adjudicated to be invalid, overly broad or unenforceable, the parties hereto agree that the court making such determination shall have the power to delete, amend and/or reduce the duration and/or scope of the provision adjudicated to be invalid or unenforceable to the minimum extent necessary for such provision to be adjudicated valid and enforceable; provided, however, that, such deletion and/or reduction shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

(h)    Seller acknowledges that the restrictions in this Section 7.06 apply to all forms of communication, including written communications, verbal communications, email communications, and all forms of electronic communications through social media websites or applications that may be broadly disseminated, including status updates, posts, direct/personal messages, tweets, or retweets on LinkedIn, Twitter, Google+, Facebook, or any other form of electronic communication.

7.07    Release. Upon the Closing, Seller, on behalf of itself and its Affiliates, agents, attorneys, representatives, owners, members, managers, employees, directors, officers, predecessors, successors and assigns (collectively, the “Releasing Parties”), hereby, irrevocably and unconditionally, fully and forever acquit, release, covenant not to sue, discharge and agree to hold harmless the Company and its Subsidiaries and their respective Affiliates, officers, directors, owners, members, managers, employees, agents, attorneys, representatives, predecessors, successors and assigns (collectively, the “Releasees”), from any and all actions, claims, charges, demands, damages, losses, obligations, liabilities, costs, expenses (including attorneys’ fees and court costs), causes of action, debts, contracts, torts, covenants, fiduciary duties, responsibilities, suits and judgments, at law or in equity, of every nature and kind that Seller or any of the other Releasing Parties have, may have had or may have in the future against the Releasees, whether known or unknown, for all matters relating to, arising out of or in connection with the status of Seller as an owner of the Company or any of its Subsidiaries from the beginning of time through the date hereof, except as specifically set forth in this Agreement. The release set forth in this Section 7.07 shall be binding upon the Releasing Parties and their respective successors and assigns and shall inure to the benefit of the Releasees and their respective successors and assigns.

ARTICLE VIII

TERMINATION

8.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Buyer and Seller;

(b)    by Buyer, if there has been a material violation or breach by Seller or the Company of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a violation or breach that is curable through the exercise of commercially reasonable efforts within twenty (20) days, cured by Seller or the Company within twenty (20) days after written notice thereof from Buyer (so long as Seller and the Company continue to exercise such commercially reasonable efforts during such period); provided, however, that Buyer is not then in material breach of any covenant, representation or warranty of this Agreement so as to cause any conditions set forth in Section 2.02 not to be satisfied;

(c)    by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued any Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and unappealable; provided, however, that the terms of this Section 8.01(c) shall not be available to any party unless such party shall have complied in all material respects with its obligations set forth in Section 6.05 with respect to such Order;

(d)    by Seller, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller or the Company at the Closing and such violation or breach has not been waived by Seller or, in the case of a violation or breach that is curable through the exercise of commercially reasonable efforts within twenty (20) days, cured by Buyer within twenty (20) days after written notice thereof by Seller (so long as Buyer continues to exercise such commercially reasonable efforts during such period) (provided that the failure of Buyer to deliver the consideration pursuant to Section 1.03 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller); provided, further, that Seller is not then in material breach of any covenant, representation or warranty of this Agreement so as to cause any conditions set forth in Section 2.01 not to be satisfied;

(e)    by either Buyer or Seller if the Closing has not occurred on or before January 31, 2019 (such date, the “Drop Dead Date”); provided, however, that if as of the Drop Dead Date all of the conditions set forth in Article II (other than the conditions set forth in Sections 2.01(c) and 2.02(c) and those conditions that by the their nature can only be satisfied at Closing) have been satisfied, then Buyer or Seller may extend such date for up to an additional nine (9) months by delivery of written notice of such extension to the other party not less than five (5) Business Days prior to the Drop Dead Date; provided further, that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 8.01(e) if such Person’s intentional breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(f)    by Buyer in accordance with Section 6.07.

(g)    The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other parties hereto.

8.02    Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided in Section 8.01, the provisions of this Agreement shall immediately become void and of no further force and effect and there shall be no liability on the part of any of Buyer, Seller or the Company to one another, except that (a) Section 8.02 and Articles X and XI shall survive the termination of this Agreement and (b) nothing in this Agreement will relieve any party from any intentional and material breach of this Agreement prior to such termination.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.01    Survival. The representations and warranties of the parties made herein shall survive the Closing Date and continue in effect until the date that is sixteen (16) months following the Closing Date; provided, however, that (a) each of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.05 (collectively, the “Seller Fundamental Representations”); each of the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.18, 4.26 and 4.27 (collectively, the “Company Fundamental Representations”); and each of the representations and warranties set forth in Sections 5.01, 5.02 and 5.03 (collectively, the “Buyer Fundamental Representations”; and collectively with the Company Fundamental Representations and the Seller Fundamental Representations, the “Fundamental Representations”) shall survive the Closing Date indefinitely; and (b) each of the representations and warranties set forth in Sections 4.09 and 4.13 (the “SOL Representations”) shall survive the Closing Date until thirty (30) days after the expiration of all applicable statutes of limitations with respect to the matters addressed therein (including any extensions or tollings thereof); provided, further, that any claim that arises or is delayed as a result of fraud, willful breach, intentional misrepresentation or active concealment by a party (or its Affiliate) (“Fraud Claims”) shall survive the Closing Date indefinitely. The covenants and other agreements made by the parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity or the maximum period allowed under Legal Requirement, or in each case until fully performed. The Specific Indemnity shall survive the Closing and continue in effect until the date that is sixteen (16) months following the Closing Date. Any claims under this Agreement with respect to a representation and warranty being untrue, inaccurate or incomplete must be asserted by written notice to the other party within the applicable survival period contemplated by this Section 9.01, and if such a notice is given, the survival period for such representation and warranty shall continue, if necessary, past the applicable survival period contemplated by this Section 9.01 with respect to such asserted claim until such claim is fully resolved.

9.02    Indemnification by Seller.

(a)    From and after the Closing, Seller shall indemnify, defend and hold Buyer, the Company and their respective Affiliates, shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents (collectively, the “Buyer Indemnified Persons”) harmless from and against any and all Indemnified Losses incurred by any of them resulting from or arising out of:

(i)    any breach of or inaccuracy in any representation or warranty made by the Company or Seller in this Agreement (provided that any breach of or inaccuracy of any representation or warranty set forth in Section 4.09 shall be governed by Section 9.02(a)(iii)(F));

(ii)    any breach or default in performance of any covenant contained in this Agreement requiring performance by the Company or Seller prior to Closing or by Seller after the Closing; or

(iii)    (A) any Tax of Seller, (B) any Tax of the Company with respect to a Pre-Closing Period or the portion of a Straddle Period allocable to Seller under Section 7.02(c), including any such Tax imposed on Buyer as a transferee or successor, (C) any Tax of any member of an Affiliated Group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Legal Requirement, (D) any Tax of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Legal Requirement, which Taxes relate to a Pre-Closing Period or the portion of a Straddle Period allocable to Seller under Section 7.02(c); (E) any Taxes arising in a period or portion thereof ending after the Closing Date arising from the settlement or other resolution of a Claim for Taxes in a period or portion thereof ending on or prior to the Closing Date; and (F) any breach of or inaccuracy in any representation or warranty in Section 4.09 or breach of any covenant contained in Section 7.02; provided, however, that nothing contained in this Section 9.02(a)(iii) shall limit any claim for indemnification under Section 9.02(a)(i);

(iv)    any Company Non-Union Plan;

(v)    any breach or default in performance by the Company or any of its Subsidiaries of, or any other claim Buyer or any of its Affiliates may have under, any provision of any Contract to which the Company or any of its Subsidiaries, on the one hand, and Buyer or any of its Affiliates, on the other hand, are parties, in each case to the extent attributable to a period at or prior to the Closing;

(vi)    the matters described in Schedule 9.02(a)(vi) (the “Specific Indemnity”); or

(vii)    any Transaction Expenses, to the extent unpaid as of the Closing.

9.03    Indemnification by Buyer.

(a)    From and after the Closing, Buyer shall indemnify, defend and hold Seller and its Affiliates, shareholders, members, directors, officers, partners, employees, successors, assigns, representatives and agents (the “Seller Indemnified Persons”) harmless from and against any and all Indemnified Losses incurred by any of them resulting from or arising out of:

(i)    any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement;

(ii)    any breach or default in performance of any covenant contained in this Agreement requiring performance by Buyer; or

(iii)    any breach or default in performance by Buyer or any of its Affiliates (other than the Company or any of its Subsidiaries) of, or any other claim the Company or any of its Subsidiaries may have under, any provision of any Contract to which the Company or any of its Subsidiaries, on the one hand, and Buyer or any of its Affiliates, on the other hand, are parties, in each case to the extent attributable to a period at or prior to the Closing.

9.04    Limitations.

(a)    Seller will not have any liability to any Buyer Indemnified Person pursuant to Section 9.02(a)(i) or the Specific Indemnity, and Buyer will not have any liability to any Seller Indemnified Person pursuant to Section 9.03(a)(i), unless and until the aggregate Indemnified Losses of the Buyer Indemnified Persons or Seller Indemnified Persons (as applicable) exceed $1,800,000.00 (the “Basket”) and, in such event, the Indemnifying Party shall be required to pay all Indemnified Losses from the first dollar. The aggregate amount of Indemnified Losses for which Seller shall be liable pursuant to Section 9.02(a)(i) and the Specific Indemnity, or for which Buyer shall be liable pursuant to Section 9.03(a)(i), shall not exceed $28,000,000.00 (the “Cap”). Notwithstanding the foregoing, the Basket and the Cap shall not apply to, and any Indemnified Losses relating to the following shall be disregarded when determining whether the Basket or Cap has been exhausted: (i) any claim pursuant to Article IX with respect to a Fundamental Representation or SOL Representation; or (ii) any Fraud Claim.

(b)    For purposes of calculating Indemnified Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(c)    Seller shall not have any claim for contribution from or against the Company as a result of any release of amounts from the Indemnity Escrow Fund to, or any Indemnified Losses recoverable by, any Buyer Indemnified Person pursuant to this Agreement.

9.05    Notice of Claim.

(a)    In the event that a Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Seller seeks indemnification on behalf of a Seller Indemnified Person, including with respect to any pending or threatened Third Person Claim, such party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice (each, an “Indemnification Claim Certificate”) to the indemnifying party (the “Indemnifying Party”) specifying in reasonable detail the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the rights of an Indemnified Party shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. If the Indemnifying Party does not object in writing to the Indemnified Party, pursuant to Section 9.05(b), to any individual items of Indemnified Losses set forth in an Indemnification Claim Certificate delivered pursuant to this Section 9.05(a) within thirty (30) days after delivery of such Indemnification Claim Certificate, the Indemnifying Party shall be deemed to have consented to the Indemnified Party’s recovery of the full amount of all such items of Indemnified Loss set forth in such Indemnification Claim Certificate. The Indemnifying Party shall pay, or shall cause the Escrow Agent to pay, as the case may be, the full amount of any undisputed Indemnified Losses in accordance with Section 9.05(d) (including the undisputed portion of any Indemnified Losses where there may be both an undisputed and a disputed portion).

(b)    If the Indemnifying Party seeks to contest any individual items of Indemnified Losses set forth in an Indemnification Claim Certificate delivered pursuant to Section 9.05(a), the Indemnifying Party shall notify the Indemnified Party in writing, within thirty (30) days after such Indemnification Claim Certificate is delivered, of the Indemnifying Party’s objection, which notice shall set forth a brief description in reasonable detail of the Indemnifying Party’s basis for objecting to each item of Indemnified Losses based on the Indemnifying Party’s good faith belief thereof. Upon delivery of a written notice of objection from the Indemnifying Party pursuant to the preceding sentence, Buyer and Seller shall attempt in good faith to agree upon the rights of the respective parties regarding the disputed items of Indemnified Loss. If Buyer and Seller should so agree, a memorandum setting forth the agreement reached shall be prepared and signed by both parties (on behalf of the Indemnifying Party and the Indemnified Party). The Indemnifying Party shall pay the full amount of such agreed Indemnified Losses in accordance with Section 9.05(d).

(c)    If within sixty (60) days after notice to the Indemnifying Party regarding such Indemnification Claim Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties regarding any disputed items of Indemnified Loss set forth in an Indemnification Claim Certificate, either Buyer or Seller may bring suit in the courts identified in Section 11.13 to resolve the matter. The amount of indemnification to which a Person shall be entitled under this Article IX shall be determined by a final judgment, order or decree in accordance with Section 11.13. The judgment, order or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals shall have been finally determined. The Indemnifying Party shall pay the full amount of such judgment in accordance with Section 9.05(d) (or as otherwise ordered by the applicable court).

(d)    If, following the procedures set forth above, Indemnified Losses are payable to a Buyer Indemnified Person, such Indemnified Losses shall be paid to Buyer in cash within five (5) Business Days of the final determination of the amount thereof. If, following the procedures set forth above, the Indemnified Losses are payable to a Seller Indemnified Person, such Indemnified Losses shall be paid to Seller in cash within five (5) Business Days of the final determination of the amount thereof.

9.06    Right to Contest Claims of Third Persons.

(a)    If an Indemnified Party is entitled to seek indemnification hereunder because of a claim asserted by any claimant other than a Seller Indemnified Person or Buyer Indemnified Person (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Except as otherwise provided in this Section 9.06, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing that the Indemnified Party is entitled to indemnification hereunder for all Indemnified Losses arising out of such Third Person Claim and that the Indemnifying Party shall be liable for the entire amount of any such Indemnified Losses, subject to the limitations set forth in this Agreement and so long as (i) the Indemnifying Party thereafter consults with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such Third Person Claim, (ii) the Indemnifying Party conducts the defense of the Third Person Claim actively and diligently, (iii) the Third Person Claim involves only a claim for money damages, in an amount equal to or less than the amount then remaining in the Indemnity Escrow Fund (iv) the Third Party Claim does not involve a claim (A) for a temporary restraining order, (B) for a preliminary or permanent injunction, (C) for specific performance against the Indemnified Party, (D) with criminal allegations against the Indemnified Party, (E) that, if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party and (F) that imposes Liability on the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and (v) the

Indemnifying Party obtains the prior written consent of the Indemnified Party with respect to any settlement (which consent shall not be unreasonably withheld). In the event any of the foregoing conditions are or become unsatisfied, the Indemnified Party shall have the right, but not the obligation, to defend against the Third Person Claim. The Indemnified Party may take any actions reasonably necessary to defend such Third Person Claim prior to the time that it receives a notice from the Indemnifying Party assuming the defense of such Third Person Claim as contemplated by this Section 9.06(a), and the Indemnifying Party shall pay the costs and expenses of any such actions taken by the Indemnified Party.

(b)    In the event the Indemnifying Party provides the acknowledgement required by Section 9.06(a) and the conditions set forth in Section 9.06(a) are satisfied, the Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the reasonable expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify as required by Section 9.06(a) and the conditions set forth in Section 9.06(a) are satisfied, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense.

(c)    The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within thirty (30) days after receipt thereof shall be deemed an irrevocable election not to defend the same. Notwithstanding anything to the contrary contained in this Section 9.06, in connection with any Third Person Claim in which the Indemnified Party shall reasonably conclude that (i) there is a threat of any relief other than solely monetary damages being granted, (ii) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Person Claim or (iii) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Person Claim. In such an event, with respect to the costs of defending such Third Person Claim, the Indemnifying Party need only pay the reasonable fees and disbursements of counsel of the Indemnifying Party and one counsel to all the Indemnified Parties. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim or the Indemnified Party otherwise exercises its rights contained herein to assume and direct the defense of such Third Person Claim, (x) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (y) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted negligence or willful misconduct.

(d)    The parties hereto shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

(e)    Notwithstanding anything to the contrary contained in this Section 9.06, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (iv) imposes Liability on the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party shall remain subject to its obligations hereunder.

9.07    Indemnity Escrow Fund. Notwithstanding anything to the contrary herein, except for the remedies of specific performance, injunction and other equitable relief, including pursuant to Section 11.12, the Indemnity Escrow Fund shall be the exclusive source to compensate the Buyer Indemnified Persons for the indemnification obligations of Seller under this Article IX; provided, however, that with respect to any claims based on (a) any inaccuracy of any of the Company Fundamental Representations, the Seller Fundamental Representations or the SOL Representations (if and only to the extent insufficient assets remain in the Indemnity Escrow Fund), (b) the indemnification obligations under Section 9.02(a)(i) following the release of the Indemnity Escrow Fund on the twelve (12) month anniversary of the Closing Date (or the next Business Day if such date is not a Business Day) pursuant to this Section 9.07, (c) the indemnification obligations under Section 9.02(a) (other than Section 9.02(a)(i)) or (d) Fraud Claims, the Buyer Indemnified Persons, subject to the limitations and other terms of this Article IX, shall be entitled to seek compensation for any Losses under this Article IX directly from Seller. Any amounts payable to the Buyer Indemnified Persons under this Article IX (other than amounts that the Buyer Indemnified Persons may recover directly from Seller in accordance with this Article IX) shall be paid by the Escrow Agent (on behalf of Seller) to such Buyer Indemnified Person out of the Indemnity Escrow Fund in accordance with the terms of the Escrow Agreement. On the twelve (12) month anniversary of the Closing Date (or the next Business Day if such date is not a Business Day), the Escrow Agent shall release to Seller any amounts then remaining in the Indemnity Escrow Fund less the amount of any pending and unresolved claims for indemnity under this Article IX.

9.08    Exceptions to Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, no limitation on indemnification provided for in this Article IX or otherwise in this Agreement shall apply to any Losses incurred by an Indemnified Party to the extent that such Losses arise from any Fraud Claim.

9.09    Tax Treatment of Indemnification Payments. All (a) indemnification payments made under this Agreement and (b) amounts released from the Simril Escrow Fund to Kenneth M. Simril, on behalf of the Company, and employment Taxes and required withholdings to which such amounts are subject, shall in each case be treated by the parties hereto as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Legal Requirement.

ARTICLE X

DEFINITIONS

10.01    Definitions. For purposes hereof, the following terms, when used herein, shall have the respective meanings set forth herein:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.

“Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodologies, described in Exhibit C.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. The terms “controlling” and “controlled” shall have correlative meanings.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Legal Requirements).

“Ancillary Agreements” means the Escrow Agreement, the Transition Services Agreement and all other agreements, documents and instruments contemplated to be delivered or executed in connection with this Agreement.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Purchase Price” means $350,000,000.00.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash (including transfers to the Company or its Subsidiaries in transit or in process, reduced by outstanding checks written by the Company or any of its Subsidiaries), and cash equivalents as of the Closing, determined in accordance with GAAP and, where applicable, the Accounting Practices and Procedures, provided, that to the extent there is any inconsistency between such GAAP methodology and the Accounting Practices and Procedures, the GAAP methodology shall supersede and be the basis on which Cash on Hand is calculated; provided, further, that Cash on Hand shall exclude any cash and cash equivalents which is not freely usable to a subsequent purchaser or equity holder of the Company and/or its Subsidiaries because it is subject to restrictions or limitations on use or distribution by applicable Legal Requirement or Contract, including amounts held in escrow or as a deposit.

“Closing Indebtedness” means all Indebtedness of the Company and its Subsidiaries as of the Closing, determined in accordance with GAAP and, where applicable, the Accounting Practices and Procedures, provided, that to the extent there is any inconsistency between such GAAP methodology and the Accounting Practices and Procedures, the GAAP methodology shall supersede and be the basis on which such Closing Indebtedness is calculated.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, in whole or in part, by the Company or its Subsidiaries.

“Company’s knowledge” or “the knowledge of the Company” means the actual knowledge, after reasonable inquiry, of those individuals listed in Schedule 10.1(a).

“Company Real Property” means any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means that certain letter agreement, dated May 31, 2018, between Green Plains Inc. and Kerry Inc.

“Continuing Union Employees” means employees of the Company immediately before the Closing Date who are represented by a labor union for collective bargaining purposes and who continue such employment with the Company following the Closing Date.

“Contract” means any written or oral contract, agreement, arrangement, commitment, purchase order, understanding, undertaking, obligation, license, lease, release, indenture or evidence of Indebtedness.

“Credit Facility” means, that certain Term Loan Agreement dated August 29, 2017 by and among Green Plains Inc., the lenders party thereto and BNP Paribas, as Administrative Agent and Collateral agent, to which the Company is a party thereto.

“Environmental Permit” means any permit, license, consent, authorization or approval issued under Environmental Requirements.

“Environmental Requirements” means any Legal Requirements relating to Hazardous Materials, pollution or protection of human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or within the past six (6) years would have been, considered a single employer with the Company under Section 4001(b) of ERISA, part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA, or controlled by, controlling, or under common control with the Company under Section 414 of the Code.

“Escrow Agent” means Bank of America, N.A.

“Escrow Funds” means, collectively, the Indemnity Escrow Fund and the Simril Escrow Fund.

“Estimated Purchase Price” means an amount, without duplication, equal to (i) the Base Purchase Price, plus (ii) the Estimated Cash on Hand, minus (iii) Estimated Closing Indebtedness, plus (iv) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount, minus (v) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any foreign or United States federal, state, local or other governmental authority, regulatory body, court, tribunal, administrative agency, commission, stock exchange or listing authority, or other instrumentality thereof, including any applicable department of insurance.

“Hazardous Materials” means all pollutants, contaminants or hazardous or toxic substances or materials, including petroleum and petroleum products (including crude oil and any fraction thereof), lead-based paint, asbestos and friable asbestos-containing materials, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) all indebtedness for borrowed money, including all amounts payable under or pursuant to each of the instruments listed on Schedule 4.06(c); (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on the balance sheet included in the Interim Financial Statements in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable to any Person); (iv) guaranties securing indebtedness for borrowed money; (v) all amounts drawn under outstanding letters of credit; (vi) any amounts owed to a current equity holder or former debt or equity holder of the Company or any of its Subsidiaries or any of their respective Affiliates, along with any related costs and expenses; (vii) any payment obligation of the Company or any of its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or similar arrangement entered into for the purpose of limiting or managing interest rate risks, or any hedging agreement; (viii) the deferred purchase price of assets or property of which the Company or any of its Subsidiaries is responsible or liable, including any earn-out payment or similar contingent purchase price of such assets or property (assuming the maximum contingent payment thereunder); (ix) all declared and/or accrued but unpaid dividends; (x) all deferred compensation obligations, including (A) any underfunded pension or post-retirement Liabilities and (B) all payment obligations under any retiree medical or deferred compensation plans; (xi) any employee bonuses or incentive compensation related to performance prior to the Closing (and the employer’s share of employment Tax related to such bonuses); (xii) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or any of its Subsidiaries, whether or not indebtedness secured thereby shall have been assumed; (xiii) the sum of all obligations of the Company and its Subsidiaries, whether or not contingent, with respect to the Credit Facility; (xiv) accrued Taxes; and (xv) all interest, any premiums payable or any other fees, costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (xiv) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing. For the avoidance of doubt, Indebtedness shall not include any intercompany accounts, payables or loans of any kind or nature solely among the Company and its Subsidiaries, any Liability taken into account in the determination of Net Working Capital or any Transaction Expenses.

“Indemnified Losses” means any loss, Liability, Tax, demand, disbursement, claim, suit, action or cause of action, assessment, damage, cost, fine, fee, settlement, judgment, award or expense (including reasonable legal and accounting fees and expenses), including any interest payable in respect of the foregoing.

“Indemnity Escrow Fund” means $6,000,000.00.

“Intellectual Property” means all rights in intellectual property of any type throughout the world, including: (i) patents, patent applications and statutory invention registrations, including continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) copyrights and other tangible works of authorship, whether registered or unregistered, and registrations and applications for registration thereof, including the right to make derivative works and all other associated statutory rights; (iv) trade secrets, confidential information and know-how, including product development, testing and calibration algorithms and methods; (v) domain names; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), invention disclosures, mask works, circuit designs and other designs, industrial design rights, discoveries, ideas, developments, data, works of authorship, Software, confidential or proprietary technical, business and other information, including processes, techniques, methods, formulae, designs, product specifications, algorithms, supplier information, prospect lists, customer lists, projections, analyses, market studies and similar proprietary items that are in a Company’s possession, and all rights therein and thereto; (ix) all rights to any of the foregoing provided in international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; (xi) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing. For avoidance of doubt, Intellectual Property does not include the trademark “Green Plains” or any variation thereof that contains the wording “Green Plains.”

“Key Employee” means each of the individuals listed in Schedule 10.1(b).

“Leased Real Property” means all real property leased or for which the Company or any of its Subsidiaries hold a possessory interest.

“Legal Requirement” means any applicable federal, state, local or municipal order, judgment, decree, law (including common law), rule, guidance, ordinance, code, registration, decrees, directives, judgments, orders, regulation or statute.

“Liability” means any and all debts, liabilities, losses, damages, adverse claims, fines, penalties and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, or determined or determinable.

“Lien” means any lien, charge, claim, encumbrance, pledge, deed of trust, deed restriction, security interest, conditional sale agreement or other title retention agreement, financing lease, mortgage, right of first refusal, option, restriction, right-of-way, easement, proxy, voting trust or voting agreement, other lien, claim or other similar encumbrance of any kind.

“Material Adverse Effect” means any change, effect, event or condition, either individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, cash flows or results of operations of the Company and its Subsidiaries, taken together; provided, however, that no change, effect, event or condition, individually or in the aggregate, shall be taken into account in determining a Material Adverse Effect to the extent resulting from: (i) changes after the date hereof in general economic or business conditions in the United States or elsewhere in the world; (ii) changes after the date hereof in the credit, debt, financial or capital markets or interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes after the date hereof in conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iv) changes after the date hereof in political conditions or any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes or proposed changes after the date hereof in accounting requirements or principles or Legal Requirements or in the interpretation or enforcement thereof; (vii) any failure by the Company or its Subsidiaries to meet any internal or external estimates, expectations, budgets, projections or forecasts in and of itself (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement or the identity of Buyer or any of its Affiliates; or (ix)(A) any action taken by the Company or its Subsidiaries (1) as expressly required pursuant to and in accordance with this Agreement or (2) at the express written request of Buyer or (B) the failure by the Company or its Subsidiaries to take any action expressly prohibited by this Agreement; except that any change, effect, event or condition referred to in clauses (i), (ii), (iii), (iv), (v) or (vi) above may be taken into account in determining a Material Adverse Effect to the extent that such change, effect, event or condition has a materially disproportionate impact on the Company and its Subsidiaries, taken together, as compared to other participants in the industries in which the Company and its Subsidiaries operate (in which case only such disproportionate impact shall be taken into account in determining whether there has been or will be a Material Adverse Effect).

“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) of ERISA.

“Net Working Capital” means (i) all current assets (excluding Cash on Hand, current and deferred Tax assets, and related party receivables) of the Company and its Subsidiaries minus (ii) all current liabilities (excluding Indebtedness, deferred Tax liabilities and deferred Tax assets), of the Company and its Subsidiaries, in each case determined in accordance with GAAP and, where applicable, the Accounting Practices and Procedures, provided, that to the extent there is any inconsistency between such GAAP methodology and the Accounting Practices and Procedures, the GAAP methodology shall supersede and be the basis on which Net Working Capital is calculated; provided, further, that notwithstanding anything herein to the contrary, for purposes of calculating Net Working Capital, in no event will the determination of Net Working Capital include any intercompany accounts solely among the Company and its Subsidiaries or Transaction Expenses. Exhibit C hereto sets forth a sample calculation of Net Working Capital.

“Net Working Capital Amount” means the Net Working Capital of the Company and its Subsidiaries as of the Effective Time.

“Ordinary Course of Business” means, with respect to the Company and its Subsidiaries, only the ordinary course of commercial operations customarily engaged in by the Company and its Subsidiaries consistent with past practices, and specifically does not include (a) activity that requires approval by the board of directors, shareholders or members (or equivalent bodies) of the Company or any of its Subsidiaries, or (b) the incurrence of any Liability for any tort or any material breach or violation of or default under any Contract or Law.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings (to the extent set forth on Schedule 10.01(c)) and that are fully and properly reserved for in the Interim Financial Statements; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are not overdue and that are fully and properly reserved for in the Interim Financial Statements; (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights-of-way or restrictions of record that arise in the ordinary course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto (but excluding any monetary Liens); and (d) Liens set forth on Schedule 10.01(c).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Restricted Period” means the period from the Closing Date until the fifth anniversary of the Closing Date; provided, however, that in the event Seller violates any of the provisions of Section 7.06, the running of such time period shall be tolled during the period of time during which Seller is in violation of any of the provisions of Section 7.06.

“Simril Employment Agreement” means that certain executive employment agreement, dated as of October 22, 2018, by and between Kenneth M. Simril and the Company.

“Simril Escrow Fund” has the meaning set forth on Schedule 1.06.

“Simril Transaction Bonus Amount” has the meaning set forth on Schedule 1.06.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, a corporation, limited liability company, partnership or other entity of which (i) 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or (ii) the accounts would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Target Net Working Capital Amount” means an amount equal to $23,085,000.00.

“Tax” or “Taxes” means any taxes, charges, fees, levies, or other like assessments, including any United States federal, state, local or foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, corporate, profits, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, property, net worth, registration, value added, unclaimed property, escheat, excise, natural resources, environmental, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, special assessment, personal property, capital stock, capital gains, ad valorem, recapture, employment (including Social Security, unemployment and disability), payroll, occupation, license, employee or other withholding, or any other tax of any kind whatsoever or other governmental charges of the same or similar nature to any of the foregoing, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing imposed by a Taxing Authority, whether or disputed or not, and including any obligation to indemnify or otherwise assume or succeed to any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirements), as a transferee or successor, by Contract, or otherwise.

“Tax Return” or “Tax Returns” means any return, declaration, report, estimates, voluntary disclosure agreements, information return or other document (including schedules or any related or supporting information or any amendments thereto) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Expenses” means (a) all fees and expenses payable or accrued to the Company’s or any of its Subsidiaries’ advisors and other fees from and expenses of professional service firms and other service providers incurred by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is liable or responsible (including any such fees and expenses of Seller which are to be borne by the Company) in connection with the transactions contemplated by this Agreement, and (b) any severance, change in control, termination, bonus or similar amounts paid or payable by the Company or any of its Subsidiaries, including the Simril Transaction Bonus Amount, to or in respect of the employees of the Company or any of its Subsidiaries, solely as a result of or in connection with the consummation of the transactions contemplated by this Agreement, including the employer’s share of employment Tax payable in connection therewith, in each case to the extent unpaid as of the Closing.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

10.02    Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.
Accounting Referee	1.04(a)
Account Receivable	4.24
Acquisition Proposal	6.06
Actions	4.12
Agreement	Preamble
Annual Financial Statements	4.06(a)
Balance Sheet Date	4.06(a)
Basket	9.04(a)
Buyer	Preamble
Buyer 401(k) Plan	7.04(c)
Buyer Benefit Plans	7.03(a)
Buyer Fundamental Representations	9.01
Buyer Indemnified Persons	9.02(a)
Buyer’s Representatives	6.02
Cap	9.04(a)
Closing	1.03(a)
Closing Date	1.03(a)
Closing Payment Certificate	1.02(a)
Closing Statement	1.04(a)
Company	Preamble
Company Fundamental Representations	9.01
Company Non-Union Plans	7.04(a)
Company Securities	4.05(b)
Continuing Non-Union Employee	7.03(a)
Disclosure Schedule	Article IV
D&O Indemnified Persons	7.01(a)
DOJ	6.05(d)
Drop Dead Date	8.01(e)
Effective Time	1.03(a)
Employees	4.17(d)
Enforceability Exceptions	3.02
Environmental Claims	4.15
Escrow Agreement	1.03(b)(v)(B)
Estimated Cash on Hand	1.02(a)
Estimated Closing Indebtedness	1.02(a)
Estimated Net Working Capital Amount	1.02(a)
Final Adjustment Amount	1.04(c)
Final Purchase Price	1.04(c)

Term	Section No.
Financial Statements	4.06(a)
Fundamental Representations	9.01
Fraud Claims	9.01
Government Conditions	6.05(d)
Guarantee	Preamble
Guarantor	11.17(a)
Indemnification Claim Certificate	9.05(a)
Indemnified Party	9.05(a)
Indemnifying Party	9.05(a)
Interim Financial Statements	4.06(a)
IP Licenses	4.11(a)
IRS	4.13(b)
Licenses	4.19
Objections Statement	1.04(a)
Orders	4.12
Owned Real Property	4.08(a)
Plans	4.13(a)
Plan Costs	7.04(b)
Policies	4.20
Pre-Closing Period	7.02(b)
Recovery Period	11.14(a)
Releasees	7.07
Releasing Parties	7.07
Schedule Supplement	6.07
Securities Act	5.06
Seller	Preamble
Seller Fundamental Representations	9.01
Seller 401(k) Plan	7.04(c)
Seller Indemnified Persons	9.03(a)
Shares	Recitals
SOL Representations	9.01
Specific Indemnity	9.02(a)(vi)
Straddle Period	7.02(c)
Tail Policy	7.01(c)
Third Person	9.06(a)
Third Person Claim	9.06(a)
Transaction Expense Payoff Instructions	1.02(c)
Transition Services Agreement	1.03(b)(v)(N)
WARN Act	4.17(b)
WCT Pension Fund	7.04(d)

ARTICLE XI

MISCELLANEOUS

11.01    Press Releases and Communications. No press release, public announcement or any other communication to the employees, consultants, customers or suppliers of the Company or any of its Subsidiaries related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto or any of its Affiliates without the joint approval of Buyer and Seller, in each case except as and to the extent, and on the latest date, required by Legal Requirements (upon the reasonable advice of counsel), including the rules of any stock exchange, in which case Buyer or Seller, as applicable, shall provide the other party with prior notice and a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication. The parties hereto agree that the initial public announcement relating to this Agreement and the transactions contemplated herein shall be made by Buyer or one of its Affiliates, anticipated to occur on October 25, 2018 (Singapore time), and no press release, public announcement or any other communication of the type described in this Section 11.01 shall be issued or made by Guarantor, Seller, the Company or any of their Affiliates prior to such initial public announcement by Buyer or one of its Affiliates, so long as such initial public announcement is made on or prior to the latest date on which Guarantor is required by Legal Requirements to publicly announce this Agreement or the transactions contemplated herein.

11.02    Expenses. Except as otherwise specified in this Agreement, all fees and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the Person incurring such fees and expenses, whether or not the Closing shall have occurred.

11.03    Notices. All notices, requests, demands, claims or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, on the date sent by electronic mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, one (1) day after deposit with FedEx or similar internationally recognized overnight courier service if sent for overnight delivery, or three (3) Business Days after being mailed by first class mail, return receipt requested, postage prepaid. Notices, requests, demands, claims and communications to Buyer, Seller and the Company shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Buyer, or, following the Closing, the Company:

Kerry Holding Co.

3400 Millington Road

Beloit, WI 53511

Attention: Jason Corradini

Email: jason.corradini@kerry.com

with a copy to (which shall not constitute notice):

Bryan Cave Leighton Paisner LLP

161 North Clark Street, Suite 4300

Chicago, IL 60601

Attention: Donal O’Brien

Email: donal.obrien@bclplaw.com

Notices to Seller, Guarantor and, prior to Closing, the Company:

Green Plains Inc.

1811 Aksarben Drive

Omaha, NE 68106

Attention: Michelle Mapes, Chief Legal and Administration Officer

Email: michelle.mapes@gpreinc.com

with a copy to (which shall not constitute notice):

Husch Blackwell LLP

4801 Main Street

Suite 1000

Kansas City, MO 64112

Attention: James Ash

Email: James.Ash@huschblackwell.com

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth herein.

11.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (a) by Buyer or, after the Closing, the Company, without the prior written consent of Seller or (b) Seller or, prior to the Closing, the Company, without the prior written consent of Buyer. Notwithstanding the foregoing, (i) after the Closing, Buyer may assign all of its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer, but no such assignment shall relieve Buyer of any liability or obligation hereunder, and (ii) Buyer may at any time assign its rights, interests and obligations hereunder, without the consent of any Person, to an Affiliate, including prior to the Closing Buyer’s right to purchase the Shares, but no such assignment shall relieve Buyer of any liability or obligation hereunder.

11.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under Legal Requirements, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and upon such holding, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. To the extent there is any conflict between this Section 11.05 and Section 7.06, Section 7.06 shall supersede.

11.06    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to “days” or “months” shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article”, “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Any reference to any federal, state, county, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be immediately followed by the words “without limitation”; (b) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (c) words of one gender shall be deemed to include the other genders as the context requires; (d) “or” is not exclusive; (e) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (f) unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns; and (g) the terms “hereof,” “herein,” “hereto,” “herewith”, “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the exhibits hereto and the Disclosure Schedule) and not to any particular term or provision of this Agreement, unless otherwise specified. Any reference in this Agreement to information that has been “made available,” “delivered” or “provided” to Buyer means only such documents or other items of information that were provided or made available in the electronic data site established on behalf of the Company in connection with the transactions contemplated by this Agreement as of, and to which Buyer and its representatives have been given access prior to, 5:00 p.m. Chicago, Illinois (USA) time on the date that is two (2) Business Days prior to the date hereof.

11.07    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

11.08    Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits hereto may be amended or waived only in a writing signed by Buyer, Seller and the Company. Any failure by any party to comply with any of its obligations, agreements or conditions set forth herein may be waived in writing by the other parties. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof.

11.09    Complete Agreement. This Agreement (including the exhibits and schedules hereto) and the documents referred to herein (including the Confidentiality Agreement and the Ancillary Agreements) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.10    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12    Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.01, in any court identified in Section 11.13, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) under the circumstances when specific performance is permitted pursuant to this Section 11.12 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Seller, the Company or Buyer would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

11.13    Governing Law; Consent to Jurisdiction.

(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Legal Requirements of another jurisdiction.

(b)    Any action, suit or proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding shall be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Legal Requirement or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 11.13(b).

11.14    Legal Representation.

(a)    Buyer for itself and its Affiliates, including the Company and its Subsidiaries, and for its and their respective successors and assigns, irrevocably acknowledges and agrees that all communications between Seller or its Affiliates, including the Company or its Subsidiaries, and its or their counsel, including Husch Blackwell LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Seller or their Affiliates, including the Company or its Subsidiaries, and their counsel and would not be subject to disclosure to Buyer or its Affiliates in connection with any process relating to a dispute, litigation or proceeding arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between Seller or its Affiliates, including the Company or its Subsidiaries, and such counsel and none of Buyer, any Affiliate of Buyer or any Person acting or purporting to act on behalf of or through Buyer or any Affiliate of Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or any Affiliate of Buyer, including the Company or its Subsidiaries, and not Seller or its Affiliates; provided, however, that such any such counsel, including Husch Blackwell LLP, agrees that no confidential information regarding the Company or any of its Subsidiaries that such counsel has gained in connection with its representation of Seller or its Affiliates, including the Company or its Subsidiaries, will following the Closing be conveyed to Seller or its Affiliates to the extent not previously conveyed prior to the Closing, or otherwise be used by such counsel to the detriment of Buyer or its Affiliates, including the Company and its Subsidiaries. For the avoidance of doubt, the parties to this Agreement agree that all pre-Closing communications between or among Husch Blackwell LLP, the Company, and Seller that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege and all other rights to any evidentiary privilege belong to the Seller and may be controlled by the Seller and shall not pass to or be claimed by Buyer or the Company. Prior to the Closing, the Seller and the Company may retain and remove all documents, emails and other non-email electronic documents concerning any merger, acquisition or sale of the Company or any of its assets. It is acknowledged and agreed to by the parties that a failure by the Company and the Seller to remove materials identified in the foregoing sentence, to the extent that such materials are otherwise protected by the attorney-client or work product privileges, is inadvertent and that the Seller shall, after receiving written notice from Buyer of said failure, to the extent discovered and known by Buyer to constitute materials identified in the foregoing sentence, have ninety (90) days (the “Recovery Period”) to request the return of such documents from Buyer and/or the Company and its Subsidiaries, which return shall be at the cost of Seller. At all times prior to the lapse of the Recovery Period, Buyer agrees not to knowingly take any actions (and will cause the Company and its Subsidiaries not to knowingly take any actions) with regard to the documents that would be inconsistent with such claims of privilege.

(b)    Buyer acknowledges that its consent and waiver under this Section 11.14 is voluntary and informed and that Buyer has obtained independent legal advice with respect to this consent and waiver. Without limiting anything set forth in this Agreement, Buyer acknowledges and agrees that Seller is relying on the foregoing consent and waiver set forth in this Section 11.14.

11.15    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement except for (a) in the event the Closing occurs, the present and former officers and directors of the Company and its Subsidiaries (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

11.16    Non-Recourse. Except with respect to any Fraud Claim, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that nothing herein shall limit the rights and remedies of (i) Seller and its Affiliates under the Confidentiality Agreement, or (ii) the parties thereto under the Ancillary Agreements. Except with respect to any Fraud Claim and without limiting Seller’s rights and remedies under the Confidentiality Agreement or the rights and remedies of the parties thereto under the Ancillary Agreements, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (x) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (y) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Seller, the Company or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement.

11.17    Guarantee.

(a)    Guarantor hereby agrees to cause each of the Seller and the Company to honor its obligations under this Agreement. As a material inducement to Buyer’s willingness to enter into this Agreement and perform its obligations hereunder, Guarantor hereby unconditionally guarantees (the “Guarantee”) full performance and payment by each of the Seller and the Company of each of the covenants, obligations and undertakings required to be performed by the Seller and the Company under this Agreement and the transactions contemplated by this Agreement, including Seller’s indemnification obligations set forth in Article IX, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Seller or the Company shall also be deemed to be a breach or default of Guarantor, and Buyer shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of Guarantor and Seller in the first instance. The Guarantee is a guarantee of payment and performance, and not of collection.

(b)    Guarantor represents and warrants to Buyer that (i) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, (ii) Guarantor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) this Agreement has been duly authorized, executed and delivered by Guarantor, and no other action on the part of Guarantor is necessary to authorize the execution and delivery of this Agreement or the performance by Guarantor of its obligations hereunder and (iv) the execution, delivery and performance of this Agreement by Guarantor do not result in any breach of, constitute a default (with or without notice or lapse of time, or both) under, result in a violation of, result in the creation of any Lien (other than a Permitted Lien) upon any asset or property of Guarantor, or give rise to any third-party rights of termination or amendment (i) under the provisions of Guarantor’s certificate of incorporation or bylaws or equivalent organizational documents, (ii) under any License or Contract to which Guarantor is a party or by which any of its assets or properties are bound, or any Legal Requirement or (iii) in any respect under any Order to which Guarantor is subject, except in each case as would not impact Guarantor’s ability to perform or comply with its obligations hereunder in any material respect. None of Guarantor, Seller or the Company is making any representation or warranty of any kind or nature whatsoever, written or oral, express or implied, in connection with Guarantor or the Guarantee, except as expressly set forth in this Section 11.17, and such Persons hereby expressly disclaim any such other representations or warranties.

(c)    The provisions of this Article XI will be deemed to be applicable to this Section 11.17, and for the purposes of such provisions, Guarantor shall be considered a “party.”

*                *                 *                *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

SELLER:

GREEN PLAINS II LLC

By:	/s/ Todd Becker
Name: Todd Becker
Title: President & Chief Executive Officer

COMPANY:

FLEISCHMANN’S VINEGAR COMPANY, INC.

By:	/s/ Todd Becker
Name: Todd Becker
Title: President & Chief Executive Officer

BUYER:

KERRY HOLDING CO.

By:	/s/ Michael O’Neill
Name: Michael O’Neill
Title: President & Chief Executive Officer

Solely for purposes of Section 11.17:

GUARANTOR:

GREEN PLAINS INC.

By:	/s/ Todd Becker
Name: Todd Becker
Title: President & Chief Executive Officer